As filed with the Securities and Exchange Commission on March 16, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Nationwide Financial Solutions, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of organization)	6282 (Primary Standard Industrial Classification Code Number)	33-1080880 (I.R.S. Employer Identification Number)

3231 S. Country Club Way, Suite 102
Tempe, Arizona 85282
(480) 820-9766
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen G. Luke
Chief Executive Officer, President and Chairman of the Board of Directors
3231 S. Country Club Way, Suite 102
Tempe, Arizona 85282
(480) 820-9766
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Annette E. Becker
Kristy T. Harlan
Preston Gates & Ellis LLP
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104
(206) 623-7580

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, $0.0001 par value per share	10,000,000 shares	$5.225	$52,250,000	$5,590.75

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended. The estimate is based on the average of the bid and ask price of our common stock as quoted on the OTC Bulletin Board as of March 10, 2006.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

          The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 15, 2006

PROSPECTUS

Nationwide Financial Solutions, Inc.

10,000,000 shares of common stock

          This prospectus relates to up to 10,000,000 shares of our common stock that we may offer and sell from time to time as full or partial consideration for the acquisition of businesses, assets or securities of other companies.

          The specific terms of each acquisition will be determined at or near the time of the acquisition by negotiations with the owners or controlling persons of the businesses, assets or securities to be acquired. We may structure these acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired business, or merging the acquired business with us or one of our subsidiaries.

          We may also permit individuals or entities who receive shares of our common stock in connection with an acquisition to use this prospectus for resales of their shares. See “Selling Stockholders” to find out more information about resales pursuant to this prospectus.

          We may be required to provide further information by means of a post-effective amendment to the registration statement of which this prospectus forms a part, or a prospectus supplement, once we know the actual information concerning a specific acquisition.

          We do not expect to receive any cash proceeds from the sale of our common stock pursuant to this prospectus, or to use an underwriter or pay underwriting discounts or commissions with respect to such sales.

          Our common stock is quoted on the OTC Bulletin Board under the symbol “NWFS.” On March 13, 2006, the last reported sale price of our common stock was $5.25.

          Investing in our common stock involves substantial risks. See “Risk Factors” beginning on page 3.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2006

TABLE OF CONTENTS

Summary	1
Risk Factors	2
Forward Looking Statements	5
Use of Proceeds	6
Price Range of our Common Stock and Other Stockholder Matters	6
Management’s Discussion and Analysis of Results of Operations and Financial Condition	7
Business	17
Management	21
Security Ownership of Executive Officers, Directors and Beneficial Owners of Greater
than 5% of Our Common Stock	24
Selling Stockholders	25
Plan of Distribution	25
Related Party and Other Material Transactions	26
Description of Capital Stock	27
Experts	28
Legal Matters	28
Where You Can Find More Information	28
Index to Financial Statements	F-1

          You should rely only on the information contained in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted. You should not assume that the information contained in this prospectus or any related prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the prospectus supplement. We undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

i

SUMMARY

          This summary highlights material information regarding our company and the manner in which we may offer and sell shares of our common stock under this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and the financial information and related notes, before making an investment decision. In this prospectus, references to the “company,” “we,” “us” and “our” refer to Nationwide Financial Solutions, Inc.

Business

          We are a debt resolution company retained by individuals with significant unsecured debt that may be experiencing financial difficulties. Our typical client has average unsecured debt ranging from $12,000 to $18,000. Through our debt resolution program, we attempt to assist our clients in eliminating part or all of their unsecured debt.

          We were incorporated in Nevada on September 21, 2001 under the name NB Acquisitions, Inc. as a wholly-owned subsidiary of New Bridge Products, Inc. in connection with its Chapter 11 proceedings. As a part of New Bridge’s Plan of Reorganization, our outstanding shares were spun off to the creditors and stockholders of New Bridge.

          In March 2004, we acquired all of the outstanding common stock of National Interest Solutions, Inc., or NIS, an Arizona corporation. We have been engaged since that time in the debt resolution business. In April 2004 we changed our name to Nationwide Financial Solutions, Inc.

          Our offices are located at 3231 S. Country Club Way, Suite 102, Tempe, Arizona 85282, and our telephone number is (480) 820-9766. Our web site address is www.nationwideworks.com. Information on our web site does not constitute a part of this prospectus.

About this Prospectus

          We are offering up to 10,000,000 shares of our common stock for sale from time to time as full or partial consideration for the acquisition of businesses, assets, or securities of other companies under this prospectus. We will not receive any cash proceeds from any offering pursuant to this prospectus.

          This prospectus is part of a registration statement on Form S-4 that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. This prospectus provides you with a general description of the shares we may offer.

          The specific terms of each acquisition will be determined by negotiations with the owners or the persons who control the businesses, assets, or securities we may acquire. We may structure business acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired businesses, or merging the acquired businesses with us or one of our subsidiaries. We expect that the price of the shares we issue will be related to their market price, either when we agree to the particular terms of the acquisition, when we issue shares, when the acquisition is completed or during some other negotiated period. We may issue shares at fixed offering prices, which may be changed, or at other negotiated prices. If necessary, we may be required to provide you further information by means of a post-effective amendment to the registration statement or a supplement to this prospectus once we know the actual information concerning a specific acquisition.

          We will pay all expenses of this offering. We do not expect to pay any underwriting discounts or commissions in connection with issuing the shares.

          Each time we sell securities, we may be required to provide further information by means of a post-effective amendment to the registration statement of which this prospectus forms a part or a prospectus supplement that will contain specific information about the terms of that offering. These documents may also include a discussion of any risk factors or other special considerations that apply to that offering and may add, update or change information contained in this prospectus. Before making an investment decision, you should read both this prospectus and any applicable prospectus supplement.

RISK FACTORS

          The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

Risks Related to our Business

We have incurred losses in the past and cannot assure you that we will be profitable in the future.

          For the year ended June 30, 2005 and the six months ended December 31, 2005, we incurred losses of $1,839,628 and $1,047,710, respectively. We expect to increase considerably our operating expenses in the future by expanding our marketing programs to solicit and attract new clients. We do not expect that our revenue will initially cover our cash needs, and cannot assure you that it will cover our cash needs for the foreseeable future. We continue to incur substantial operating losses and expect to incur further losses in the future.

We have received a going concern opinion from our auditors indicating we may not be able to continue as a going concern.

          In their audit report for the fiscal year ended June 30, 2005, our auditors indicated that there was substantial doubt as to our ability to continue as a going concern and that our ability to continue as a going concern was dependent upon our obtaining additional financing for our operations or reaching profitability. We cannot assure that we will be able to do either.

Government regulation of bankruptcy protection and debt-settlement operations may adversely impact our ability to transact business and attract new clients, which could adversely affect our revenues.

          We are subject to increasing federal, state, and local laws and regulations regarding the business of debt settlement-type operations. Although we do not believe we are subject to the “debt relief agency” rules and restrictions which are part of the Bankruptcy Abuse Prevention and Consumer Protection Act of 2005, or BAPCPA, the BAPCPA has had and will continue to have an effect on our business. For example, in anticipation of the October 17, 2005 deadline for filing a petition under the predecessor to the BAPCPA, approximately 307 of our clients exited our program to petition for protection with their debts because the BAPCPA makes seeking bankruptcy protection and obtaining a final discharge more difficult and onerous for consumers. In addition to the BAPCPA, many states have or are considering enacting laws to regulate credit counseling and debt settlement operations, which may make it more expensive or difficult for us to do business.

          While we can not accurately predict the overall impact the BAPCPA, or any other future federal, state, or local regulation will have on our debt resolution program, we anticipate that, to some degree, the BAPCPA, and potentially other future state and federal laws will adversely impact our ability to transact business and attract new clients into our debt resolution program, which could adversely affect our revenues.

Additional required capital may not be available at attractive terms or at all, which could have a material negative effect on our results and stock price.

          To date, we have financed much of our operations through cash from the private sale of our securities, loans from our officers and directors, and by borrowing funds from third parties. We cannot assure you that future financing, whether from unrelated external sources or related parties, will be available at acceptable terms or at all.

If we are unable to obtain adequate financing, we may have to curtail business operations and limit acquisitions of other businesses and assets which would have a material negative effect on operating results and may result in a lower stock price.

Our acquisition strategy may put a significant strain on our resources, and we may not be able to successfully integrate acquired businesses.

          Our strategy to seek rapid growth includes acquiring other businesses and assets. This strategy will place a significant strain on our managerial, operating, financial and other resources, including our ability to ensure client satisfaction. Our expansion efforts will also require significant time commitments from our senior management and will place a strain on their ability to manage our existing business. Our future performance will depend, in part, upon our ability to manage this growth effectively and to integrate the businesses we acquire. To that end, we may have to undertake the following improvements, among others:

•	implement additional management information systems capabilities;

•	further develop our operating, administrative, and financial/accounting systems and controls; and

•	hire and train additional management personnel and employees.

          If we are unable to successfully integrate the businesses that we acquire, it could adversely affect our ability to achieve anticipated levels of cash flows from the acquired businesses or realize other anticipated benefits of those acquisitions.

We depend on key personnel and could be adversely affected by the loss of their services because of the limited number of qualified people in our industry, which loss could reduce our operations and as a result our revenue.

Competition for qualified employees, especially certified client enrollment representatives, in the debt resolution industry is intense and there are a limited number of people with knowledge of, and experience in, the industry. Our success depends to a significant degree upon our ability to attract and retain qualified enrollment representatives and other personnel and upon the continued contributions of such people. The process of locating personnel with the skills required to carry out our strategies may be lengthy and costly. We do not have employment agreements with any of our executive officers nor do we carry key man insurance on their lives. Therefore, our employees may voluntarily terminate their employment with us at any time. We have experienced significant attrition in the past, and cannot assure you that we will be successful in attracting and retaining qualified executives and personnel. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could reduce our ability to operate our business and as a result our revenue from operations.

Many of our competitors are larger and have greater financial and other resources than we do, and we may not be able to successfully compete with them.

          There are a significant number of debt resolution companies, as well as other firms which offer debt resolution services, operating throughout the United States. Many of these competitors are larger than we are and have more personnel, greater financial, development and marketing resources, longer track records and superior name recognition. These factors could prevent us from successfully competing in and capturing markets in which our competitors operate. If demand for our services decreases due to these competitive forces, it could have a material adverse effect on our operating results.

Risks Related to our Common Stock

Shares of our common stock which are eligible for immediate sale by our stockholders may decrease the price of our common stock.

          As of February 27, 2006, we had 15,521,262 shares of common stock outstanding, including approximately 4,322,028 shares which were not restricted and may be sold immediately by our stockholders. Additionally, we may issue up to 10,000,000 shares under this prospectus. The remaining 11,199,234 shares of our common stock are “restricted securities” which may be sold in the manner prescribed by the SEC, however, we have granted registration rights with respect to 5,638,334 of these shares. If our stockholders sell substantial amounts of our common stock, then the market price of our common stock could decrease.

Concentration of our ownership by our executive officers and directors may dissuade new investors from purchasing our securities which could result in a lower trading price for our securities than if our securities were widely held.

          As of February 27, 2006, our officers and directors owned 38% of our outstanding common stock. As a result, they have the ability to exert substantial influence or absolute control over all matters requiring approval by our stockholders, including the election and removal of directors, any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. This concentration of control could be disadvantageous to other stockholders with interests different from those of our officers and directors. For example, subject to any fiduciary duties, our officers and directors could delay or prevent an acquisition or merger even if the transaction would benefit other stockholders. In addition, this concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with a significant concentration of ownership among a limited number of stockholders.

Our common stock price has been volatile, and you may not be able to sell your shares at or above the price that you pay for the shares.

          Our common stock is currently quoted on the OTC Bulletin Board. Securities quoted on the OTC Bulletin Board tend to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make markets in particular stocks. There is a greater chance of market volatility for securities that trade on the OTC Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors including:

•	the lack of readily available price quotations;

•	the absence of consistent administrative supervision of “bid” and “ask” quotations;

•	lower trading volume; and

•	market conditions.

          The price of our common stock has historically been volatile and our investors have experienced wide fluctuations in the market price of our securities. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell our securities in the open market. In these situations, you may be required to either sell our securities at a market price which is lower than your purchase price, or to hold our securities for a longer period of time than you planned.

Because our common stock will be classified as “penny stock,” trading will be limited, and our stock price could decline.

          Because our common stock will fall under the definition of “penny stock,” trading in our common stock, if any, is expected to be limited because broker-dealers are required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving our common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving our common stock.

          “Penny stocks” are equity securities with a market price below $5.00 per share other than a security that is registered on a national exchange; included for quotation on the Nasdaq system; or whose issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years. Issuers who have been in operation for less than three years must have net tangible assets of at least $5,000,000.

          Rules promulgated by the Securities and Exchange Commission, or SEC, under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents, including:

•	a standardized risk disclosure document identifying the risks inherent in investment in penny stocks;

•	all compensation received by the broker-dealer in connection with the transaction;

•	current quotation prices and other relevant market data; and

•	monthly account statements reflecting the fair market value of the securities. In addition, these rules require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

          In addition, under the Exchange Act and its regulations, any person engaged in a distribution of shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to the common stock during the applicable “cooling off” periods prior to the commencement of this distribution.

Our preferred stock may make a third-party acquisition of our company more difficult which in turn would make a purchase of our shares less desirable, thereby potentially reducing our stock price or the liquidity of our shares.

Our articles of incorporation authorize our Board of Directors to issue up to 10,000,000 shares of preferred stock having such rights as may be designated by our Board of Directors, without stockholder approval. The issuance of preferred stock could inhibit a change in our control by making it more difficult to acquire the majority of our voting stock and thereby making the purchase of our shares by new investors less likely. A lesser interest in the purchase of our shares could reduce our market price or make it more difficult for stockholders to sell their shares. No preferred shares are currently outstanding.

We do not anticipate paying dividends.

          We have not declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business and for general corporate purposes. We cannot assure you that we will pay dividends in the future. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

FORWARD-LOOKING STATEMENTS

          The information in this prospectus contains forward-looking statements which involve risks and uncertainties, including statements regarding our capital needs, business strategy and expectations. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “plan,” “intend,”

“anticipate,” “believe,” “estimate,” “predict,” “potential,” “forecast,” “project” or “continue,” the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks described in this prospectus, and, from time to time, in other reports we file with the SEC. These factors may cause our actual results to differ materially from any forward-looking statement. We disclaim any obligation to publicly update these statements, or disclose any difference between our actual results and those reflected in these statements.

USE OF PROCEEDS

          We do not expect to receive any cash proceeds from the sale of our common stock pursuant to this prospectus, or to use an underwriter or pay underwriting discounts or commissions with respect to such sales.

PRICE RANGE OF OUR COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Market Information

          Our common stock is quoted on the OTC Bulletin Board under the symbol “NWFS.” The following table sets forth the range of high and low bid quotations of our common stock, as reported on the OTC Bulletin Board, for the periods indicated. The prices represent inter-dealer prices, without retail markups, markdowns, or commissions, and may not represent actual transactions.

	Common Stock
By Quarter Ended	High	Low
June 30, 2005(1)	$2.50	$1.125
September 30, 2005	$2.65	$1.95
December 31, 2005	$4.25	$3.90
March 31, 2006 (through March 13, 2006)	$5.40	$4.05
_______ (1) Our common stock was first quoted on the OTC Bulletin Board on June 15, 2005.

Security Holders

          At February 27, 2006 there were 15,521,262 shares of our common stock outstanding held by 224 stockholders of record.

Dividend Policy

          We have not declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business and for general corporate purposes. We cannot assure you that we will pay dividends in the future. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our results of operations, financial condition, capital requirements, and investment opportunities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION

          Management’s discussion and analysis of results of operations and financial condition are based on our financial statements. These statements have been prepared in accordance with accounting principles generally accepted in the United States. These principles require management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Introduction

Organizational History and Nature of Business

          In March 2004, NB Acquisitions, Inc., or NBA, a privately-held, non-operating Nevada shell company with no assets or liabilities, previously incorporated on September 21, 2001, entered into a share exchange agreement with NIS, a privately-held operating company previously incorporated on October 24, 2001 in Arizona. Under the share exchange agreement, NBA acquired all of the then outstanding shares of NIS common stock. In April 2004, NBA changed its legal name to Nationwide Financial Solutions, Inc., or NFS.

          For accounting purposes, the preceding share exchange agreement did not constitute a business combination given that NBA was a shell company with no economic substance. Instead, the share exchange agreement constituted a recapitalization of NIS whereby NIS granted NBA a minority ownership interest in exchange for it gaining access to NBA’s assembled shareholder base, thereby potentially facilitating any prospective capital raising efforts. Accordingly, the accompanying financial statements solely reflect the historical operations and related financial results of NIS. The July 1, 2002 beginning balances within the accompanying statements of changes in stockholders’ equity (deficit) are a composite of the then legal capital structure of NBA, being the legal successor, and the then accumulated deficit of NIS, being the accounting successor. Such statements subsequently reflect the July 28, 2004 issuance by NBA of 8,253,400 shares of its common stock to the former shareholders of NIS as per the share exchange agreement. Immediately thereafter, the former shareholders of NIS and NBA owned 89.2% and 10.8%, respectively, of the then issued and outstanding common shares of NBA.

          We are, as was NIS, a debt resolution company retained by individuals with significant unsecured debt that may be experiencing financial difficulties. Through our fee-based debt resolution program, we attempt to assist our clients in eliminating part or all of their unsecured debt. All of our business operations are conducted from a single leased facility in Tempe, Arizona.

Our Major Business Disruption and Resulting Going Concern Uncertainty

          On September 23, 2003, the month-to-month rented leased premises from which we then conducted all of our operations was destroyed by a fire, the cause of which local fire department inspectors have subsequently concluded as being indeterminable. Although immaterial in their then aggregate book value, substantially all of the physical assets we used in our business, including our telephone equipment, computer hardware and software, and furnishings, were destroyed in the fire. Substantially all of our client files and related data also were destroyed in the fire. As a result of the fire and the absence of any applicable insurance coverage, our business operations were substantially halted and we were forced over the ensuing months to dismiss the vast majority of our employees. During October 2003, our business activities were substantially limited to salvaging efforts at the destroyed facility and setting up critical remedial operations at employee residences, and later within temporary facilities rented from an unrelated party.

          Upon establishing minimal basic operations, we proceeded to contact existing clients and to resume related debt resolution operations. However, despite our best efforts, our overall business and related operations remained substantially impaired through March 2004. On April 1, 2004, we relocated all of our operations into newly leased facilities and proceeded in our attempts to restore our operations to pre-fire levels. By our fiscal year ended June 30, 2004, we were successful in substantially restoring our day-to-day operations to pre-fire levels although we continued to experience certain adverse effects from the fire, principally significantly declining revenues as a result of the loss of momentum in the acquisition of new clients. As a typical client engagement results in our periodic receipt of related earned fees over several quarters, if not years, any disruption in the replenishment and growth of our client portfolio will adversely impact our revenues for an extended period of time, and, as a result, our ability to leverage our fixed costs and thereby generate profits.

          We continued to incur substantial operating and net losses, as well as negative operating cash flow, during the six months ended December 31, 2005 and our fiscal years ended June 30, 2005 and 2004, and, had working capital and stockholders’ deficits at June 30, 2005 and 2004. In recognition of the preceding, our independent registered public accounting firm included an explanatory paragraph in their audit report on our financial statements for the fiscal years ended June 30, 2005 and 2004 that expresses substantial doubt as to our ability to continue as a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business during the subsequent fiscal year. Our financial statements do not include any adjustments that might result from the outcome of our financial uncertainty. There can be no assurance that we will be able to timely procure, should such become necessary, any debt and/or equity financing required to meet our cash needs over the next twelve months.

Our Current Efforts at Restoring Our Revenues and Financial Condition

          Our ability to continue as a going concern remains contingent upon us:

•	significantly growing our active client base;

•	externally raising capital or securing debt financing;

•	improving our current cash position and regaining a positive working capital position;

•	pursuing other expansion opportunities; and

•	internally generating cash flows sufficient to support our ongoing operations and required growth.

          In an effort to expand the financial products and services we offer and to implement our growth strategy, on December 9, 2005, we entered into a definitive agreement to purchase all the outstanding shares of Bay Capital Corporation, or Bay, for approximately $8.1 million (consisting of cash and shares of our stock), subject to certain adjustments set forth in the definitive agreement. The acquisition of the outstanding shares of Bay is expected to occur during the third quarter of fiscal 2006. Bay markets mortgage loan products, provides initial funding, gathers the loans into marketable pools, and then resells those pools to the investment community. Bay offers a large spectrum of mortgage products and is licensed to operate in 44 states and the District of Columbia. We believe that Bay’s ability to directly fund loans, national presence, and target-market, will be complimentary to our current debt resolution services.

          We believe that additional opportunities may exist for strategic acquisitions that would enhance growth, bring additional complimentary opportunities, and achieve further gains in operational efficiencies. We intend to aggressively search for these additional opportunities going forward.

          On December 19, 2005, we loaned $500,000 to Allstate Home Loans, Inc., or Allstate, pursuant to a promissory note. The promissory note accrues interest at an annual rate of 12% and is payable to us in 12 monthly payments, the first 11 of which will consist of accrued interest only, with the final payment on December 19, 2006 consisting of the outstanding principal and accrued interest. Allstate’s president and sole shareholder executed a Personal Guaranty dated as of December 19, 2005 in favor of us, pursuant to which he unconditionally guaranteed to us the payment and performance of all obligations of Allstate under the promissory note.

          Since June 30, 2005, our cash and working capital positions have been strengthened by the following:

•	our receipt on July 18, 2005 of $675,000 in gross proceeds from the private placement of our securities;

•	a debt financing of $2,000,000 on November 11, 2005; and

•	our receipt on December 22, 2005 of an aggregate of $4,497,501 in gross proceeds from the private placement of our common stock.

          Despite the preceding cash infusions, we remain in need of additional long-term debt and/or equity financing to ensure that we will be able to continue as a going concern through at least June 30, 2006. Our cash position approximated $4.8 million at February 6, 2006, and our current operating budget for the twelve months ending June 30, 2006 approximates $2.8 million. While our current cash position represents our ability to cover our projected operating budget, given the continuing uncertainty regarding our prospective revenues, we currently are unable to reliably forecast our revenues for the corresponding twelve months ending June 30, 2006.

          In anticipation of some degree of cash shortfall during the twelve months ending June 30, 2006, we currently are exploring potential sources of funding. We can provide no assurance that we will ultimately be successful in timely procuring at acceptable terms external debt and/or equity financing sufficient to cover any cash shortfall. To the extent that we are unsuccessful, our business would likely be materially harmed and we may not recover from those effects.

Critical Accounting Policy

          A critical accounting policy is distinguished from other significant accounting policies, as set forth in Note 3 to our accompanying financial statements, by the fact that it requires management to make certain underlying accounting estimates and assumptions regarding matters that are inherently subject to a higher than usual degree of uncertainty, and, as a result, are more susceptible to prospective material changes. We have assessed each of our significant accounting policies and have concluded that only our accounting policy for revenue recognition would reasonably constitute a critical accounting policy.

Our Cash-Basis Revenue Recognition Policy

          Our clients consist of individuals with significant unsecured debt that may be experiencing financial difficulties, thereby making the collection of any receivable by us highly doubtful. We initially assess each new client a non-refundable set-up fee for file creation, debt analysis, budget formulation, and initial creditor contacts. This set-up fee, which is based on a percentage of the client’s total unsecured debt accepted by us into our debt resolution program, is fully earned by us upon our completion of the above services and is typically paid by the client in equal monthly installments over a subsequent six-month period. Upon completion of the above set-up services, we have no further obligations to the client.

          If and when a client subsequently accumulates a previously agreed-upon cash balance in a designated savings account, access to which we are granted via a power-of-attorney, we commence formal negotiations with each of the client’s creditors with the objective of convincing them to accept a lump partial payment in full and complete satisfaction of the entire unpaid balance. If and when, we are successful in obtaining a legally-binding settlement with a creditor on behalf of a client, we then assess the client a settlement fee. This earned settlement fee, which is based on a previously agreed to percentage of any reduction obtained in the pay-off balance, is typically realized by us immediately in its entirety via an electronic debit made directly against the client’s savings account.

          We conservatively recognize each set-up and settlement fee earned on a cash basis upon our subsequent receipt of related client payments. Any payment received by us in advance of our complete performance of a related client service is reflected in our balance sheet as unearned income.

Results of Operations

Revenues

Six Months Ended December 31, 2005 Compared to Six Months Ended December 31, 2004

          For the six month periods ended December 31, 2005 and 2004 our revenues were $218,778 and $153,219 respectively. We principally attribute the increase in our revenues to the broad based radio advertising conducted during the period and the ultimate enrollment of new clients into our debt resolution program partially offsetting the number of clients that exited our program to file for Bankruptcy protection prior, to the new filing requirements becoming effective. As of December 31, 2005, our client count was 616.

Fiscal Year Ended June 30, 2005 Compared to Fiscal Year Ended June 30, 2004

          Our revenues were $357,546 and $705,179 for the fiscal years ended June 30, 2005 and 2004, respectively. We principally attribute the continuing decline in our revenues, including those experienced during the fiscal years ended June 30, 2005 and 2004, to our inability to date to regain the momentum we lost in the acquisition of new clients as a result of the September 23, 2003 fire. Our post-fire efforts to regain, and ultimately grow, our overall client base have been, and continue to be, exasperated by an increasingly competitive marketplace and our inability to conduct more extensive broad-based media advertising given our limited working capital. While we are unable to precisely determine the extent to which the increased competitive presence has contributed to our revenue declines, we believe that the adverse impact of such competition has been significant.

          Immediately prior to the fire, we had 1,185 active clients in our debt resolution program, up from 941 at June 30, 2003. Reflecting the post-fire progression of these accounts through our debt resolution program, our active clients remained relatively stable numbering 1,188 and 1,216 at September 30, 2003 and December 31, 2003, respectively. However, as our post-fire recruitment of new active clients was insufficient to offset those clients completing and exiting our debt resolution program, our active clients declined to 879, 820 and 633 at March 31, 2004, June 30, 2004 and September 30, 2004, respectively. Subsequently, as a result of our radio advertising in certain geographical markets during the latter half of December 2004 and through our fiscal year end, we were successful in increasing our active clients to 863 at June 30, 2005.

Cost of Revenues; Gross Profit (Loss)

General

          Our cost of revenues consists of the direct costs incurred by us in the servicing of client accounts. Certain of these costs are substantially fixed in nature, principally being the wages and benefits of our client engagement personnel and allocated charges for basic telephone service, technology, rent, utilities, and depreciation and amortization. Our other direct costs are more variable in nature, principally being debt settlement commissions earned by our client engagement personnel and allocated charges for long distance telephone service and postage.

Six Months Ended December 31, 2005 Compared to Six Months Ended December 31, 2004

          For the six month periods ended December 31, 2005 and 2004 our costs of revenues were $90,723 and $155,055 respectively. We principally attribute the decrease in our cost of revenues to the decrease in personnel, that included two supervisors, and the associated wage and benefit costs.

          As a matter of additional background, we had four personnel directly engaged in the servicing of client accounts at December 31, 2005, as compared to six during the same time period ended December 31, 2004.

          For the six months ended December 31, 2005 and 2004, our gross profit (loss) was $67,452 and ($26,932) respectively. We principally attribute the increase in our gross profit to the decrease in client engagement personnel servicing our clients along with the associated benefit and related costs. To a lesser extent, our gross margins were positively affected by a decrease in allocated telephone, rent and related costs.

Fiscal Year Ended June 30, 2005 Compared to Fiscal Year Ended June 30, 2004

          Our cost of revenues was $249,726 and $158,062 for the fiscal years ended June 30, 2005 and 2004, respectively. We principally attribute the increase in our cost of revenues to the addition of client engagement personnel and the associated benefits and related costs. To a lesser extent, we incurred higher telephone, rent and other allocated charges for the year ended June 30, 2005 as compared to June 30, 2004.

          As a matter of additional background, immediately prior to the fire at September 30, 2003 we had eleven personnel directly engaged in the servicing of client accounts, up from nine at June 30, 2003. To curtail our operating costs during the recovery period, we immediately terminated the majority of our client engagement personnel after the fire, thereby reducing such personnel to three at September 30, 2003. We further reduced our client engagement personnel to two at December 31, 2003, and maintained such level until June 30, 2004 in which we increased our client engagement personnel to four. Subsequently, in the middle of Fiscal 2005 we increased our client engagement personnel to six which we maintained through June 30, 2005.

          Our gross margins were 30.1% and 77.5% during the fiscal years ended June 30, 2005 and 2004, respectively. We principally attribute this substantial decline in our gross margin to our diminished ability to leverage our fixed cost components given the significant decline in our revenues and, to a significantly lesser extent, the net additions in client service personnel, as cited above, including the incremental fixed cost incurred with the hiring of a salaried client services supervisor.

Sales and Marketing Expenses

General

          Our sales and marketing expenses consist of the costs incurred by us in the solicitation and acquisition of new clients. Certain of these costs are substantially fixed in nature, principally being the wages and benefits of our selling and marketing personnel and allocated charges for basic telephone service, technology, rent, utilities, and depreciation and amortization. Our other costs are more variable in nature, principally being lead acquisition and media advertising costs and allocated charges for long distance telephone service.

Six Months Ended December 31, 2005 Compared to Six Months Ended December 31, 2004

          For the six month periods ended December 31, 2005 and 2004 our sales and marketing expenses were $312,521 and $265,456, respectively. The increase in our sales and marketing expenses was a direct result of the increase in radio advertising, printed sales materials and dues and subscriptions partially offset by reductions in lead generation costs, labor and telephone. We had five and sixteen personnel engaged in sales and marketing activities at December 31, 2005 and 2004, respectively.

Fiscal Year Ended June 30, 2005 Compared to Fiscal Year Ended June 30, 2004

          Our sales and marketing expenses were $795,508 and $426,890 for the fiscal years ended June 30, 2005 and 2004, respectively. We principally attribute the significant increases in our selling and marketing expenses for the fiscal 2005 year to our deployment of radio advertising, our utilization of more costly temporary staffing services to prospectively screen potential new hires, and incremental lead acquisition costs. Based upon the favorable results from certain limited piloting of radio advertising in December 2004, we subsequently launched a radio advertising campaign in fourteen states targeting potential candidates for our debt resolution program. Based on the resulting inquiries received, we mailed out program enrollment applications to 12,458 potential clients. While this radio advertising campaign has been successful in significantly increasing the number of inquiries into our debt resolution program, we cannot estimate how many of these inquiries will ultimately result in new clients. To a significantly lesser extent, we incurred incremental rent and other facility related charges since our April 1, 2004 move and increased telephone and depreciation expenses. The increase was partially offset by lower headcount resulting in lower gross wages and corresponding employee benefits.

          Immediately prior to the fire, we had 21 personnel engaged in selling and marketing activities, up from seven at June 30, 2003. To curtail our operating costs during the recovery period, we immediately terminated four selling and marketing personnel after the fire, thereby reducing such personnel to 17 at September 30, 2003. Shortly thereafter, we terminated 16 additional selling and marketing personnel, thereby reducing such personnel to one through March 31, 2004. Subsequently, in an attempt to regain the lost momentum in new client acquisitions, we aggressively hired selling and marketing personnel, resulting in 25 such personnel at June 30, 2004. However, as a result of subsequent high-than-anticipated attrition, our selling and marketing personnel declined to 16 at June 30, 2005.

General and Administrative Expenses

General

          Our general and administrative expenses consist of the costs incurred by us in the general administration of corporate matters. Certain of these costs are substantially fixed in nature, principally being the wages and benefits of our executive, managerial and administrative support staff, insurance premiums, professional service fees, maintenance, and allocated charges for rent, utilities, technology, basic telephone service, and depreciation and amortization. Our other costs are more variable in nature, principally being office supplies, repairs, transfer agent fees and allocated charges for long distance telephone service.

Six Months Ended December 31, 2005 Compared to Six Months Ended December 31, 2004

          For the six month periods ended December 31, 2005 and 2004 our general and administrative expenses were $809,989 and $510,230 respectively. We primarily attribute the increases in our general and administrative expenses for the respective 2005 period to our increased investment banking and finder fees, legal fees associated with general corporate matters, and public reporting fees associated with being a public company.

          We had eight personnel directly engaged in general and administrative activities at December 31, 2005 and 2004.

Fiscal Year Ended June 30, 2005 Compared to Fiscal Year Ended June 30, 2004

          Our general and administrative expenses were $1,216,743 and $548,957 for the fiscal years ended June 30, 2005 and 2004, respectively. We primarily attribute the increases in our general and administrative expenses for the respective fiscal 2005 period to the legal, accounting and other professional fees incurred in connection with our IPO registration statement for selling stockholders, from which we received no proceeds. To a significantly lesser extent, we incurred incremental rent and other facility related charges since our April 1, 2004 move and increased insurance premiums, transfer agent fees, and depreciation expenses.

          Immediately prior to the fire, we had six personnel directly engaged in general and administrative activities, up from three at June 30, 2003. To curtail our operating costs during the recovery period, we immediately terminated four general and administrative personnel after the fire, thereby reducing such personnel to two at September 30, 2003. Subsequently, we progressively replenished our general and administrative personnel, resulting in their numbers growing to seven at June 30, 2004. The level of our general and administrative personnel subsequently remained unchanged at seven through June 30, 2005.

Interest Income

Six Months Ended December 31, 2005 Compared to Six Months Ended December 31, 2004

          For the six month periods ended December 31, 2005 and 2004 our interest income was $11,808 and $12,914, respectively. Our interest income for the respective 2005 period principally resulted from the interest earned on excess funds maintained in an interest bearing bank account and our certificate of deposit that collateralizes our line of credit. In the comparable 2004 period we earned interest on loans advanced to Infinity Southwest, Inc., or ISI, a related company through common management control by Stephen G. Luke, our Chief Executive Officer, President and Chairman of the Board of Directors. During the fiscal year 2004, as well as prior thereto, we made periodic loans to ISI. The loans were unsecured, accrued interest at a stated five percent rate, and were repayable upon demand by us. Mr. Luke had provided us with a written personal guarantee of repayment which was secured by all of his personal assets. We and Mr. Luke agreed to discontinue the above loan program as of December 2003. As of February 2, 2005, ISI had repaid these loans in full. To a significantly lesser extent, we earned interest on excess funds maintained in a money market account during the respective periods.

Fiscal Year Ended June 30, 2005 Compared to Fiscal Year Ended June 30, 2004

          Our interest income was $15,171 and $22,836 for the fiscal years ended June 30, 2005 and 2004, respectively. Our interest income for the respective fiscal 2005 and 2004 fiscal years principally resulted from interest earned on the loans advanced to ISI discussed above. During the fiscal year 2004, as well as prior thereto, we made periodic loans to ISI. The loans were unsecured, accrued interest at a stated five percent rate, and were repayable upon demand by us. Mr. Luke had provided us with a written personal guarantee of repayment which was secured by all of his personal assets. We and Mr. Luke agreed to discontinue the above loan program as of December 2003. As of February 2, 2005, ISI had repaid these loans in full. To a significantly lesser extent, we earned interest on excess funds maintained in a money market account during the respective fiscal years.

Interest Expense

Six Months Ended December 31, 2005 Compared to Six Months Ended December 31, 2004

          For the six month periods ended December 31, 2005 and 2004 our interest expense was $65,063 and $7,108, respectively. Our interest expense for the respective 2005 period principally resulted from borrowings our officers, Mr. Luke and Mr. Dierich made to us and to a lesser extent, the interest from our line of credit advances and interest of $34,466 on a $2 million loan from an unrelated party. In the comparable 2004 period, our interest expense principally resulted from borrowings we obtained from Shalimar Offices, LLC (“Shalimar”), a related company through common management control by Mr. Luke, from which we also lease our current facility. During fiscal year 2004, Shalimar procured leasehold improvements and equipment from unrelated vendors on our behalf in exchange for three notes payable. The actual costs incurred by Shalimar were passed through to us and structured as installment notes payable. These notes were unsecured, accrued interest at a stated six percent rate, and required monthly payments of principal and interest aggregating $4,421 through May 1, 2009. During January 2005, we repaid these loans, as well as all accrued interest thereon, in full. To a significantly lesser extent, we also incurred during the period interest expense in connection with our financing of an insurance policy premium.

Fiscal Year Ended June 30, 2005 Compared to Fiscal Year Ended June 30, 2004

          Our interest expense was $17,202 and $7,289 for the fiscal years ended June 30, 2005 and 2004, respectively. Our interest expense for the respective fiscal 2005 and 2004 fiscal years principally resulted from interest expense incurred by us on the borrowings we obtained from Shalimar discussed above. During fiscal year 2004, Shalimar procured leasehold improvements and equipment from unrelated vendors on our behalf in exchange for three notes payable. The actual costs incurred by Shalimar were passed through to us and structured as installment notes payable. These notes were unsecured, accrued interest at a stated six percent rate, and required monthly payments of principal and interest aggregating $4,421 through May 1, 2009. During January 2005, we repaid these loans, as well as all accrued interest thereon, in full. To a significantly lesser extent, we also incurred during the fiscal 2005 year interest expense in connection with our financing of an insurance policy premium, our line of credit and notes payable to our officers.

Gain on Forgiveness of Accrued Interest

Fiscal Year Ended June 30, 2005 Compared to Fiscal Year Ended June 30, 2004

          During the fiscal year ended June 30, 2005, the holder of our then outstanding convertible notes elected to convert the $450,000 aggregate principal balance into 450,000 shares of our common stock forgiving accrued interest due of $4,945.

Benefit From Income Taxes

Six Months Ended December 31, 2005 Compared to Six Months Ended December 31, 2004

          As we had previously exhausted our federal net operating loss credits as of December 31, 2004, we were unable to realize any further federal income tax benefits in connection with our pre-tax loss for the six months ended December 31, 2005.

Fiscal Year Ended June 30, 2005 Compared to Fiscal Year Ended June 30, 2004

          As we had previously exhausted our federal net operating loss credits as of December 31, 2004, we were unable to realize any further federal income tax benefits in connection with our pre-tax loss for the six months ended June 30, 2005. Our results for the fiscal year ended June 30, 2005 reflect our utilization of then available federal net operating loss carrybacks. Although the state of Arizona does not permit the application of net operating loss carrybacks, it does allow for net operating loss carryforwards, which we estimate amounted to $1,700,000 at June 30, 2005 and which expire at various dates through 2010.

Net Losses

Six Months Ended December 31, 2005 Compared to Six Months Ended December 31, 2004

          Our net losses for the six month periods ended December 31, 2005 and 2004 were $1,047,710 and $704,882, respectively. We principally attribute our continuing net losses to our efforts at marketing our services nationally and the costs and expenses associated with being a public reporting company.

Fiscal Year Ended June 30, 2005 Compared to Fiscal Year Ended June 30, 2004

          Our net losses were $1,839,628 and $310,069 for the fiscal years ended June 30, 2005 and 2004, respectively. We principally attribute our continuing net losses to the business disruptions and costs that emanated from the September 23, 2003 fire, and, in particular, the loss of momentum in the acquisition of new clients.

Our Liquidity and Capital Resources

Overview

          At December 31, 2005, we had positive working capital of $3,346,507, inclusive of the current portion of outstanding notes payable of $2,031,183. At December 31, 2005, our only non-current debt obligation aggregated $250,000 representing an amount due to Stephen G. Luke, our Chief Executive Officer.

          Since June 30, 2005, our cash and working capital positions have been strengthened by the following:

•	our receipt on July 18, 2005 of $675,000 in gross proceeds from the private placement of our securities;

•	a debt financing of $2,000,000 on November 11, 2005, which accrues interest at an annual rate of 12%, is payable in 12 installments (the first 11 installments being payments accrued interest and the final payment on November 8, 2006 being payment of unpaid principal and accrued but unpaid interest) and is secured by all of our personal property; and

•	our receipt on December 22, 2005 of an aggregate of $4,497,501 in gross proceeds from the private placement of our common stock.

          Despite the preceding cash infusions, we remain in need of additional long-term debt and/or equity financing to ensure that we will be able to continue as a going concern through at least June 30, 2006. In anticipation of some degree of cash shortfall during the twelve months ending June 30, 2006, we currently are exploring potential sources of funding. We can provide no assurance that we will ultimately be successful in timely procuring at acceptable terms external debt and/or equity financing sufficient to cover any cash shortfall. To the extent that we are unsuccessful, our business would likely be materially harmed and we may not recover from those effects.

Off Balance Sheet Arrangements

          At December 31, 2005, our facility operating lease with Shalimar constituted our sole off-balance sheet obligation, which is required to be excluded from our balance sheet by accounting principles in the United States. This lease, which we entered into on April 1, 2004, is non-cancelable, has a five-year term, and currently requires us to make monthly rent payments of $5,928, which payments will increase annually by 5%. Our related minimum lease payment obligations at December 31, 2005 were as follows:

Fiscal year ending June 30, 2006	$35,889
Fiscal year ending June 30, 2007	74,777
Fiscal year ending June 30, 2008	78,576
Fiscal year ending June 30, 2009	61,154
Thereafter	None

          Our lease additionally requires us to pay for certain related ancillary costs, principally property taxes, parking and common area maintenance. These ancillary costs, which are variable in nature, have approximated, and are expected to continue to approximate $8,000 per fiscal year.

Cash Flows

Operating Activities

          Net cash used in operating activities was $1,374,420 and $923,248 for the six month periods ended December 31, 2005 and 2004, respectively. Our operating activities during the six month periods ended December 31, 2005 utilized net cash largely due to the incremental cash outlays made by us to settle certain previously accrued for liabilities associated with our marketing activities, professional fees, accrued wages and to increase the overall levels in our prepaid professional fees, insurance and to a lesser extent unearned income.

          Net cash used in operating activities was $1,754,975 and $247,938 for the fiscal years ended June 30, 2005 and 2004, respectively. Our operating activities during the fiscal year ended June 30, 2005 utilized net cash largely due to the incremental cash outlays made by us to settle certain previously accrued for income tax obligations associated with our pre-tax earnings for the fiscal year ended June 30, 2003 and to reduce the overall levels in our accrued rent and unearned income. Additionally, although our net loss was diminished by the accrued benefits of such, we had not yet realized in cash as of June 30, 2005 the income taxes refundable to us as a result of our pre-tax loss. Partially offsetting the preceding adverse cash flow effects principally were the positive cash flow effects of adding back accrued liabilities for marketing and administrative costs, increased non-cash depreciation and amortization, the receipt of accrued interest income from ISI, consulting expenses, employee compensation and the increase in prepaid benefits for the fiscal year ended June 30, 2005.

Investing Activities

          Net cash used by investing activities was $501,775 for the six month period ended December 31, 2005 principally due to a loan of $500,000 to an unrelated party and to a lesser extent our purchases of equipment. In comparison, net cash provided by investing activities was $93,694 for the six month period ended December 31, 2004 attributed to our receipt of payments on our outstanding note from ISI, a related party, partially offset by our purchase of property and equipment.

          Net cash provided by investing activities was $240,082 for the fiscal year ended June 30, 2005 and the net cash used in investing activities was $121,035 for the fiscal year ended June 30, 2004. Our investing activities provided us with a net cash inflow during the fiscal year ended June 30, 2005 principally due to our receipt of loan repayments by ISI. Partially offsetting the preceding were our cash outlays for a collateral certificate of deposit that matures on April 24, 2006, for our line of credit with a major bank and purchases of equipment. Our investing activities provided us with net cash out flow during the fiscal year ended June 30, 2004 principally due to cash outlays for purchases of equipment and loans to ISI.

Financing Activities

          Net cash provided by financing activities was $6,712,827 and $899,606 for the six month periods ended December 31, 2005 and 2004, respectively. Our financing activities provided us with a net cash inflow during the respective periods as a result of our receipt of proceeds from the issuance of common shares to an unrelated party, and the debt financing of an insurance policy, partially offset by our debt repayments.

          Net cash provided by financing activities was $1,441,936 and $450,000 for the fiscal years ended June 30, 2005 and 2004, respectively. Our financing activities provided us with a net cash inflow during the fiscal year ended June 30, 2005 as a result of our receipt of proceeds from issuances of common shares, debt and advances on our line of credit, offset in part by principal repayments of our notes to Shalimar. In the comparable fiscal year ended June 30, 2004, we received proceeds from our issuance of convertible notes to an unrelated entity.

Planned Capital Expenditures

          We currently have the following planned capital expenditures for the twelve months ending June 30, 2006, which we currently anticipate funding with available working capital or vendor financing:

Computer hardware and software	$229,000
Telephone equipment	7,500
Furniture	15,000

Total planned capital expenditures	$251,500

Seasonal and Inflationary Influences

          To date, we have not been materially impacted by seasonal or inflationary influences.

Recently Issued Accounting Standards with Pending Adoptions

          There currently are no recently issued accounting standards with pending adoptions that we anticipate having material impacts upon our financial statements.

BUSINESS

History

          We were incorporated in Nevada on September 21, 2001 under the name NB Acquisitions, Inc. as a wholly-owned subsidiary of New Bridge Products, Inc. New Bridge organized us in connection with its Chapter 11 Bankruptcy proceedings in September 2001 and may be considered a predecessor of ours. New Bridge was organized by Jack D. Kelley, Brian Kelley and Derold Kelley in 1995 and operated a van conversion business in Phoenix, Arizona from 1995 until it filed for bankruptcy in 2001. As a part of New Bridge’s Plan of Reorganization, ownership of our outstanding shares was spun off to the creditors and stockholders of New Bridge. We did not conduct significant business operations until we acquired in March 2004 all of the outstanding common stock of NIS, an Arizona corporation organized in October 2001. We have been engaged since that time in the debt resolution business. In April 2004 we changed our name to Nationwide Financial Solutions, Inc.

Current Operations

          According to the Federal Reserve’s February 6, 2004 Statistical Release, consumer debt in the United States increased 5.25% in 2003 to more than $2 trillion. The average U.S. consumer has approximately $7,000 in unsecured debt, most of which is represented by obligations on credit cards. Most of these individuals are employed but due to possible poor money management or unanticipated expenses such as medical bills, find themselves unable to pay their accumulated debts or even to service these debts through minimum monthly payments to their creditors.

          We are a debt resolution company retained by our clients to assist them in reducing and/or eliminating their unsecured debts. Our average client has $12,000 to $18,000 of unsecured debt requiring average minimum monthly payments of $240 to $360 to service these debts. After analyzing the client’s total debt structure and all of the client’s sources of income we propose to the client a debt resolution program involving:

•	contacting the client’s creditors to advise them we represent the client and that all collections efforts or communication should be directed to us; and

•	setting for the client a minimum amount that the client will be required to save monthly into a designated bank account controlled by the client to be used for future creditor cash settlement purposes.

          Our Chief Executive Officer and founder has been in the consumer debt resolution industry since 1994, developing and modifying our current operating model. We have actively participated, as members, in various debt resolution organizations, such as, the “United States Organization For Bankruptcy Alternatives” since inception. Through our affiliation and participation in organizations, such as that mentioned above, we have been able to respond to industry changes and consumer needs and have also garnered knowledge of various operating practices. Our Senior Enrollment advisors undergo a certification program, administered internally, that tests and documents industry knowledge and practices such as working with creditors, client relations and current operating procedures.

Our Debt Resolution Program

          Our debt resolution program is comprised of two distinct phases, a client set-up phase and a debt settlement phase, which are described below:

Client Set-Up Phase

•	File creation—We initially establish a comprehensive file for each client with all relevant personal and financial data, including recurring income sources, past and current spending practices, critical prospective living expenses and outstanding debt obligations. We proceed to execute a services agreement with each client formally engaging us and setting forth all related fee terms. Lastly, we obtain two powers-of-attorney from each client: one authorizing us to engage their creditors in discussions and negotiations and redirecting all subsequent communications from the creditors to us; and another authorizing us to debit via electronic fund transfers the designated “savings” bank account, as discussed below, for all fees earned.

•	Debt analysis—We perform a detailed analysis of each client’s debt obligations, with particular emphasis on identifying those unsecured debts that are eligible for inclusion within our debt resolution program. We do not accept into our program any secured debts, government-sponsored loans, judicial fines and the like.

•	Budget formulation—We formulate a monthly budget for each client which, if adhered to, will enable them to accumulate over an agreed-upon timeframe, typically ranging up to 48 months, a cash balance which we estimate will be sufficient in amount to subsequently convince their unsecured creditors to accept the amount in full and final settlement of all unpaid balances. The related designated “savings” account is established by the client as a bank account separate from any existing bank accounts and remains under their ownership and control.

•	Creditor contacts—We initially contact each client’s unsecured creditors to advise them that we now represent the client and request that all subsequent communications, billings and collections efforts be directed to us.

          We continually encourage and monitor the progress of each client during the “savings” account accumulation period while concurrently maintaining communications with each of their unsecured creditors. If the client fails to make any of the previously agreed-upon monthly deposits into their designated “savings” account, we may modify their monthly budget, if appropriate, or terminate our relationship with the client, if necessary.

Debt Settlement Phase

          If and when a client accumulates the previously agreed-upon “savings” account balance, we commence settlement negotiations with each of their unsecured creditors with the objective of convincing them to accept a lump partial payment in full and complete satisfaction of the entire unpaid balance. Given that each such unsecured creditor has previously resolved themselves to the fact that full collection of the unpaid balance is highly unlikely, and could be entirely forgiven in any bankruptcy proceeding, our experience has been that these unsecured creditors are highly motivated to accept a significant partial lump sum payment, typically approximating 50%, in full and final settlement of any unpaid balance.

          If and when we are successful in obtaining a legally-binding settlement with a creditor, the client disburses the settlement amount to the creditor and we assess the client a settlement fee. This process continues until each enrolled unsecured debt of the client is settled. At no time prior to obtaining a legally-binding settlement of an unsecured debt with a creditor do we provide any guarantee to the client as to our success in obtaining a settlement or of the amount or percentage of any forbearance.

Program Fees

          Clients who engaged us prior to March 31, 2004 were assessed an up-front, non-refundable flat fee equivalent to 18% of the aggregate unsecured debt accepted into our debt resolution program. In exchange for this flat fee, we provided all of the above set-up and debt settlement services.

          Beginning April 1, 2004, we revised our debt resolution program to a system whereby fees were individually assessed for the services provided within the client set-up phase and the services provided within the debt settlement phase. Under our revised fee structure, we assess each client a non-refundable fee for the set-up phase services equivalent to 8% of the aggregate unsecured debt accepted into our debt resolution program. Typically, this set-up fee is paid by the client in equal monthly installments, via electronic fund transfers from their designated “savings” bank account, over a subsequent six-month period.

          Subsequently, we assess each client a fee equivalent to 25% of the reduction obtained in the pay-off balance obtained with a creditor within the debt settlement phase. Each earned settlement fee is paid by the client, via electronic fund transfers from their designated “savings” bank account, either in its entirety upon a debt settlement or in subsequent monthly installments over an agreed-upon period.

          Given that our clients consist of individuals with significant consumer debt that may be experiencing financial difficulties, the collection of any receivable would be highly doubtful. Accordingly, in our financial statements, we recognize each set-up fee and settlement fee earned on a cash basis upon receipt of the related cash payments. Any client payments received in advance of the related services being performed by us are reflected in our financial statements as unearned income.

Intellectual Property; Research and Development

          We hold no intellectual property rights and have not spent funds on research and development in the last two fiscal years.

Marketing Strategy

          We currently market primarily through radio, web site information requests and our call center, directly to consumers seeking assistance with eliminating their unsecured debt. Clients that respond to our web site marketing are contacted or transferred by, or to, certified enrollment specialists who explain our program and fees.

Competition

          The debt settlement industry is a highly competitive marketplace with literally hundreds of organizations marketing related services regionally and nationally to debt burdened individuals. In addition to direct competition from other debt resolution companies, we also compete with law firms specializing in personal bankruptcies, debt management and counseling firms which seek to schedule the client’s debts in order to make monthly payments to creditors and debt consolidation firms which offer home equity loans to pay off unsecured debt. Competitive factors in our industry generally include the price charged for debt settlement services, the financial ability to produce attractive marketing campaigns, and the skills of the debt analysts employed by the debt resolution company.

          We follow a generally standardized industry model in client qualification, timeframe, and pricing that is common and competitive while remaining dedicated to quality of service by regularly participating in drafting committee meetings that create universal standards of disclosure, ethics, and representation for our industry. We believe that this level of commitment is invaluable in establishing client confidence and securing a leadership position within the industry. However, many of our competitors are larger than us and have personnel, marketing budgets, track records, and name recognition superior to ours.

Effect of Existing or Probable Governmental Regulations on Our Business

          There are several governmental actions affecting the debt settlement industry. Most notable among these is the recent enactment of SB 256--The Bankruptcy Abuse Prevention and Consumer Protection Act of 2005--and, to a lesser extent, individual state and local laws and regulations regarding the business of debt settlement-type operations.

          The BAPCPA will likely have far-reaching effects upon the primary client base for debt settlement products in that debt settlement is generally considered to be a viable option available for consumers who want to avoid bankruptcy. The BAPCPA implements several key points that will impact the debt settlement industry, including:

•	increased consumer bankruptcy costs;

•	reduced protection for certain assets;

•	restrictive qualification; and

•	mandatory participation in a debt counseling program.

          Although we do not believe we are subject to the “debt relief agency” rules and restrictions which are part of the BAPCPA, the BAPCPA has had and will continue to have an effect on our business. For example, in anticipation of the October 17, 2005 deadline for filing a petition under the predecessor to the BAPCPA, approximately 290 of our clients exited our program to petition for protection with their debts because the BAPCPA makes seeking bankruptcy protection and obtaining a final discharge more difficult and onerous for consumers. In addition to the BAPCPA, many states have or are considering enacting laws to regulate credit counseling and debt settlement operations, which may make it more expensive or difficult for us to do business.

          Taken together with other lesser attributes and requirements, the BAPCPA should have the practical effect of discouraging many potential bankruptcy petitioners and disqualifying many more. The increasing reliance by consumers upon credit instruments, the generally increasing interest rate environment, and the inevitable economic cycle may, in the near term, increase the demand for debt-related services, including the debt resolution (settlement) option offered by us. While we can not accurately predict the overall impact the BAPCPA or any other future federal, state or local regulation will have on our debt resolution program, we anticipate that, to some degree, the BAPCPA, and potentially other future state and federal laws will adversely impact our ability to transact business and attract new clients into our debt resolution program.

Employees

          As of December 31, 2005, we had 17 full-time employees and no part-time employees.

Facilities

          We currently lease approximately 3,598 square feet of office space in Tempe, Arizona from Shalimar Offices, LLC, which is under common control by Stephen G. Luke, our Chief Executive Officer and Chairman of the Board. Our lease expires on April 1, 2009.

Legal Proceedings

          We are a defendant in a lawsuit filed by Telavergence, Inc. for alleged failure to make final payment on a telephone system purchased. The suit asks for final payment plus legal costs and is pending in The Superior Court of the State of Arizona in and for the County of Maricopa. We were served with Telavergence’s complaint on approximately June 23, 2005. We believe the suit is without merit and we intend to vigorously defend against it.

          We are also a plaintiff in a countersuit filed against Telavergence, Inc. for breach of contract. Our countersuit claims that the defendant was in breach by (1) providing an incorrect configuration of the telephone system for our use, (2) providing faulty equipment for the system we purchased, and (3) failing to provide and install an operational telephone system. The suit asks for unspecified damages and is pending in The Superior Court of the State of Arizona in and for the County of Maricopa and was initiated on July 22, 2005.

MANAGEMENT

Directors and Executive Officers

          The following table sets forth certain information concerning our directors and executive officers:

Name	Age	Office
Stephen G. Luke	37	Chief Executive Officer, President, and
		Chairman of the Board of Directors

Darren R. Dierich	37	Chief Financial Officer, Secretary and Director

Ernest G. Alldredge	69	Director

Michael A. Jenkins	69	Director

          Each director has been elected to serve until the next annual meeting of stockholders, or until his earlier resignation, removal from office, death or incapacity. Officers are appointed by the directors at meetings called by the directors for such purpose.

          The following is a summary of the business experience of each of our executive officers and directors:

          Stephen G. Luke has served as our Chief Executive Officer, President, and Chairman of the Board since March 2004. From his founding of NIS in October 2001 until our acquisition of NIS in March 2004, Mr. Luke served as its Chief Executive Officer, President, and Chairman of the Board. From 1998 to June 2002, Mr. Luke served as Chief Operating Officer of Electronic Marketing Services, Inc., a privately-held service bureau that served companies such as Primestar, Protection One, Prepaid Legal, Credit Advisory, and other well recognized consumer programs. In 1994, Mr. Luke founded LGSC Marketing Company, a privately-held consumer credit procurement company serving individuals with credit problems, for which he served as its President until 1998. Mr. Luke attended Western Kentucky University and Arizona State University.

          Darren R. Dierich has served as our Chief Financial Officer and Corporate Secretary since March 2004. From December 2003 until our acquisition of NIS in March 2004, Mr. Dierich served as Chief Financial Officer and Corporate Secretary of NIS. From July 2002 to November 2003, Mr. Dierich served as Corporate Controller for Dave Bang Associates, a privately-held playground equipment manufacturer and distributor. From August 2001 to June 2002, Mr. Dierich served as a Senior Analyst with Pinnacle West Capital Corporation, a public company that produces and markets electrical power. From 1995 to July 2001, Mr. Dierich served as Corporate Controller/Director for Media Passage Inc., a media buying firm. Mr. Dierich is a certified public accountant licensed in the State of Washington. Mr. Dierich received a B.A. degree in Accounting from Western Washington University.

          Ernest G. Alldredge has served as one of our directors since April 2004. Since 1993, Mr. Alldredge has been a self-employed business consultant advising companies in matters of operational efficiency. From 1987 to 1993, Mr. Alldredge served as Group President, and later as President, Chief Operating Officer, and a member of the Board of Directors of GEO International, a public oil field services company. Prior thereto, in 1972 until its acquisition by Peabody International, which was later publicly spun-off as GEO International, Mr. Alldredge served as President of Magnaflux Testing Laboratories, a non-destructive testing company for the energy and aerospace industries. Mr. Alldredge received a B.S. degree in Mechanical Engineering from the University of Texas.

          Michael A. Jenkins has served as one of our directors since April 2004. Mr. Jenkins has served as President and Chief Executive Officer of Leisure and Recreation Concepts, Incorporated, a company that designs, builds, evaluates, and operates theme parks and similar attractions worldwide for the entertainment and tourism industries, since the founding of the company in 1969. Since 1982, Mr. Jenkins has also served as President and

Managing Director of The Dallas Music Theater, a non-profit company that produces and tours musical performances. Mr. Jenkins received a B.A. degree in Theatrical Management from Baylor University.

          Our board of directors does not currently have an audit committee, as we believe that our entire board of directors can best perform this function at this time. We do not have an “audit committee financial expert.” We believe that retaining an audit committee financial expert at this time is too cost prohibitive given our current financial condition and lack of operating revenues.

Executive Compensation

          The following table shows all the cash compensation paid or to be paid by us, as well as certain other compensation paid or accrued, during the fiscal years indicated, to our Chief Executive Officer for such period in all capacities in which such officer served. No other executive officer received total annual salary and bonus in excess of $100,000.

SUMMARY COMPENSATION TABLE

					LONG TERM COMPENSATION
		ANNUAL COMPENSATION		AWARDS			PAYOUTS
(A) Name and Principal Position	(B) Fiscal Year 6/30	(C) Salary($)	(D) Bonus($)	(E) Other Annual Compensa- tion ($)	(F) Restricted Stock Award(s)	(G) Securities Underlying Options/ SARS(#)	(H) LTIP Payouts($)	(I) All Other Compensa- tion($)
Stephen Luke, Chief	2005	$164,154	—	—	—	—	—	—
Executive Officer	2004	100,719	—	—	—	—	—	—
and President	2003	97,454	—	—	—	—	—	—

          Directors generally do not receive any compensation for serving as such or for attending meetings of the Board. They are reimbursed their accountable expenses for attending meetings.

          We do not have any employment agreements with any of our executive officers.

          Although we have adopted a long-term equity incentive plan, none of our executive officers or directors has to date been granted stock options or other securities under the plan.

Equity Compensation Plans

          The table below sets forth certain information with respect to our equity compensation plans as of December 31, 2004:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved
by stockholders(1)	—	—	6,000,000
Equity compensation plans not approved
by stockholders	—	—	—
Total	—	—	6,000,000

(1)	Consists of our 2005 Long-Term Equity Incentive Plan and our 2004 Stock Option Plan, each discussed below.

2005 Long-Term Equity Incentive Plan

          In October 2005 our stockholders approved our 2005 Long-Term Equity Incentive Plan, or 2005 Plan. The 2005 Plan permits the grant of nonqualified stock options, incentive stock options, restricted stock, restricted stock units, and stock appreciation rights to any employee, consultant, or director providing services to us or to any of our affiliates.

          The Compensation Committee of our board of directors, or our board of directors in the event that a Compensation Committee has not been established by the Board, or the Committee, will administer the 2005 Plan. The Committee has the authority to interpret the 2005 Plan and the awards granted under the 2005 Plan, and establish rules and regulations for the administration of the 2005 Plan.

          The aggregate number of shares of our common stock that may be issued as awards under the 2005 Plan will include approximately 3,000,000 shares of common stock as of October 3, 2005 that are not subject to a grant under the our 2004 Stock Option Plan described below, and an additional 3,000,000 shares of common stock. The aggregate number of shares of common stock which may be granted to any one participant in any one year under the 2005 Plan is 300,000. The maximum aggregate number of shares of common stock which may be granted as incentive stock options is 2,000,000.

2004 Stock Option Plan

          In 2004 our stockholders adopted our 2004 Stock Option Plan, or 2004 Plan, which provides for the grant to employees, officers, directors and consultants of options to purchase up to an aggregate of 3,000,000 shares of common stock, consisting of both incentive stock options and non-qualified options. No options have been granted under the 2004 Plan and, in connection with the adoption of the 2005 Plan, all 3,000,000 shares of common stock reserved for issuance under the 2004 Plan have been reserved for issuance under the 2005 Plan. No options will be granted under the 2004 Plan in the future.

Liability and Indemnification of Officers and Directors

          Our Articles of Incorporation require us to indemnify all persons whom we may indemnify pursuant to Nevada law to the full extent permitted by Nevada law. Our Articles of Incorporation provide that directors will not be liable for monetary damages for breach of their fiduciary duty as directors, other than the liability of a director for:

•	acts or omissions by the director which involve intentional misconduct, fraud, or a knowing violation of law; or

•	declaration of an unlawful dividend.

          In addition, our bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines, and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits, or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to in our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. We may advance or reimburse expenses incurred in a proceeding if the director or officer affirms in writing his good faith belief that he has met the standards of conduct for indemnification, or if a determination is made that indemnification would not be precluded based on the facts then known. Indemnification as provided in our bylaws shall be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct.

          Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933, or the Securities Act, may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Commission, such limitation or indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND
BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

          The following table sets forth information with respect to the beneficial ownership of our common stock as of December 31, 2005 by:

•	each holder of more than 5% of our common stock;

•	each of our executive officers and directors; and

•	all of our executive officers and directors as a group.

          The percentages below are based on 15,521,262 shares of common stock outstanding as of February 27, 2006. The addresses of our executive officers and directors are in care of our company at 3231 S. Country Club Way, Suite 102, Tempe, Arizona 85282. All other stockholders’ addresses have been included in the table. William Luke is the father of Stephen G. Luke, our Chief Executive Officer.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Owned	Percent of Common Stock Owned
Stephen G. Luke (1)	5,952,245	38.3%

Darren R. Dierich	—	—

Ernest G. Alldredge	—	—

Michael A. Jenkins	—	—

All executive officers and directors as a group (4 persons)	5,952,245	38.3%

William Luke
14312 E. Thoroughbred Tr
Scottsdale, AZ 85259	950,000	6.0%

Pursuit Capital, LLC
Pursuit Holdings, LLC
William L. Mullins, Managing Member
7373 East Doubletree Ranch Rd Suite 200
Scottsdale, AZ 85258(2)	844,071	5.4%

          (1) Shares are held by SGL Family Trust (Settlement of Trust date February 28, 2003), the trustees of which are Jeanette Luke and Cook Islands Trust Limited.

          (2) Includes 547,000 shares held by Pursuit Capital, LLC and 297,071 shares held by William L. Mullins, their managing member.

SELLING STOCKHOLDERS

          The selling stockholders listed in this prospectus and any supplement to this prospectus, and any transferees or successors-in-interest to those persons, may from time to time offer and sell, pursuant to this prospectus, shares of our common stock covered by this prospectus.

          Resales by selling stockholders may be made directly to investors or through a securities firm acting as an underwriter, broker or dealer. When resales are to be made through a securities firm, such securities firm may be engaged to act as the selling stockholder’s agent in the sale of the shares by such selling stockholder, or the securities firm may purchase shares or warrants from the selling stockholder as principal and thereafter resell such shares or warrants from time to time. The fees earned by or paid to such securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. In addition, such securities firm may affect resales through other securities dealers, and customary commissions or concessions to such other dealers may be allowed. Sales of securities may be at negotiated prices, at fixed prices, at market prices or at prices related to market prices then prevailing. Any such sales may be made on the OTC Bulletin Board, by block trade, in special or other offerings, directly to investors or through a securities firm acting as agent or principal, or a combination of such methods. Any participating securities firm may be indemnified against certain liabilities, including liabilities under the Securities Act. Any participating securities firm may be deemed to be an underwriter within the meaning of the Securities Act, and any commission earned by such firm may be deemed to be underwriting discounts or commissions under the Securities Act.

          In connection with resales of the securities sold hereunder, an amendment to this prospectus or a prospectus supplement, if required, will be filed under Rule 424(b) under the Securities Act, disclosing the name of the selling stockholder, the participating securities firm, if any, the number of shares involved, any material relationship the selling stockholder may have with us or our affiliates, and other details of such resale to the extent appropriate. Information concerning the selling stockholders will be obtained from the selling stockholders.

PLAN OF DISTRIBUTION

          We are offering up to 10,000,000 shares of our common stock for sale from time to time as full or partial consideration for the acquisition of businesses, assets or securities of other companies under this prospectus. The consideration offered by us in such acquisitions, in addition to any shares of our common stock offered by this prospectus, may include cash, certain assets and/or assumption by us of liabilities of or related to the businesses, assets, properties, or securities being acquired. The amount and type of consideration we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or controlling persons of the businesses, assets, properties or securities to be acquired after taking into account the current and anticipated future value of such businesses, assets, properties or securities, along with all other relevant factors. The value of our shares of common stock issued in any such acquisition will be offered at prices based upon or reasonably related to the current market value of the common stock. The value will be determined either when the terms of the acquisition are agreed to, when the acquisition is completed, when we issue the shares or during some other negotiated period. We do not expect to pay underwriting discounts or commissions, although we may pay finders’ fees from time to time in connection with certain acquisitions. Any person receiving finders’ fees may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on the resale of securities purchased by them may be considered underwriting commissions or discounts under the Securities Act.

          We may also permit individuals or entities that have received or will receive shares of our common stock in connection with the acquisitions described above, or their transferees or successors-in-interest, to use this prospectus to cover their resale of such shares. See “Selling Stockholders” above.

          To maintain an orderly market in our securities or for other reasons, we may negotiate agreements with persons receiving common stock covered by this prospectus that will limit the number of shares that they may sell at specified intervals. These agreements may be more or less restrictive than restrictions on sales made under the exemption from registration requirements of the Securities Act, including the requirements under Rule 144 or Rule

145(d), and the persons party to these agreements may not otherwise be subject to the Securities Act requirements. We anticipate that, in general, negotiated agreements will be of limited duration and will permit the recipients of securities issued in connection with acquisitions to sell up to a specified number of shares per week or business day or days. We may also determine to waive any such agreements without public notice.

RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

          On April 13, 2005, we received a loan from Stephen Luke, our Chief Executive Officer, President and Chairman of the Board of Directors, in the amount of $250,000. The note is unsecured, accrues interest at a stated rate of 18.00% per annum, initially requires monthly interest only payments of $3,750 through March 31, 2008, and subsequently requires monthly payments of interest and principal aggregating $6,442 through April 30, 2013.

          On April 13, 2005, we received a loan from Darren Dierich, our Chief Financial Officer, in the amount of $35,000. The note is unsecured, accrues interest at a stated rate of 10.00% per annum, and requires monthly payments of interest and principal aggregating $3,066 through March 31, 2006.

          In April 2004 we leased 4,700 square feet of facilities in Tempe, Arizona for our executive offices on a 5 year lease at $7,693 per month plus taxes, common area charges and parking expenses from Shalimar Offices, LLC, a limited liability company. Stephen G. Luke, our chief executive officer, director and controlling stockholder is the manager of Shalimar and owns all of its outstanding interests. We believe the terms of the lease are fair, reasonable and consistent with rentals charged by unaffiliated third parties the same market area. On July 1, 2005 we modified the original lease to reflect the reduced amount of space currently occupied approximating 3,598 square feet at a monthly cost of $5,982.

          We have also been provided leasehold improvement and equipment financing aggregating $228,670 from Shalimar. The debt was evidenced by promissory notes bearing interest at 6% per annum, due in 2009. We have paid this balance in full.

          Infinity Southwest, Inc., a company controlled by Mr. Luke, was indebted to us in the amount of $489,919. The amount was unsecured, accrued interest at 5% per annum and was due on demand. We have paid this balance in full.

          We have entered into a series of transactions with Pursuit Capital, LLC and its affiliates, including William L. Mullins, which hold more than 5% of our common stock. The transactions are as follows:

•	In January 2004 we entered into a Finder’s Fee Agreement with Mr. Mullins, whereby we agreed to pay an unrelated individual a finder’s fee in connection with successful efforts for debt or equity financing. We amended this agreement to extend its term in April 2004 and December 2005. We have paid to Mr. Mullins fees under the agreement, which has now expired, as further described below.

•	In March 2004 we issued an aggregate of 8,803,400 shares to acquire all of the outstanding common stock of National Interest Solutions, Inc., or NIS, an Arizona corporation, pursuant to a Share Exchange Agreement. As part of this transaction, we issued 375,646 shares to Mr. Mullins and 3,372 shares to Pursuit Venture Group, LLC.

•	Between March and October 2004 we issued $450,000 of convertible debentures and 975,000 shares of our common stock to Pursuit Venture Group, LLC for $950,000, or $0.97 per share. During the same period, Pursuit converted the debentures into 450,000 shares of common stock at $1.00 per share. We also issued 140,000 shares valued at $1.00 per share to Mr. Mullins as a finder’s fee in connection with our sale of debentures and common stock. Pursuit, in turn, distributed the common stock to its own equity holders.

•	On February 18, 2005, April 22, 2005, and June 9, 2005, Pursuit Holdings, LLC loaned us $100,000, $40,000, and $100,000, respectively, pursuant to three separate promissory notes.

•	In June 2005 we entered into a Prepayment Agreement pursuant to which we issued to Pursuit Holdings, LLC 315,000 shares of common stock to fully prepay three promissory notes issued by us in the aggregate principal amount of $240,000.

•	In July 2005 we sold to Pursuit Capital, LLC 1,250,000 shares of common stock for an aggregate purchase price of $750,000. We paid Mr. Mullins a finder’s fee of 10% of the proceeds in consideration for assisting in the sale of this common stock. We entered into an Amended and Restated Registration Rights Agreement in connection with the issuance of this stock and the 315,000 shares issued to Pursuit Holdings, LLC in June 2005 granting the holders the option to include the issued shares in any applicable registration statement filed by us on our behalf or on behalf of our security holders.

•	In November 2005 we entered into a financing arrangement with Pursuit Capital, LLC pursuant to which we borrowed $2,000,000. The terms of this financing arrangement are set forth in a promissory note and a security agreement. The note bears interest at a fixed rate of 12% and provides that we will pay the principal amount of $2,000,000, together with interest on the unpaid principal amount, in 12 monthly payments. The first 11 monthly payments of accrued interest only are $20,000 each and the 12th and final payment of principal and interest of $2,020,000 is due on November 8, 2006. The security agreement provides that payments under the note are secured by all of our personal property.

•	In December 2005 we sold to Pursuit Capital, LLC 2,998,334 shares of common stock for an aggregate purchase price of $4,497,501. We are obligated to pay Mr. Mullins a finder’s fee of 10% of the proceeds in consideration for assisting in this sale. In connection with this issuance, we entered into a Second Amended and Restated Registration Rights Agreement granting the holders the option to include the issued shares in any applicable registration statement filed by us on our behalf or on behalf of our security holders.

DESCRIPTION OF CAPITAL STOCK

General

          We are authorized to issue 60,000,000 shares of common stock, $.0001 par value per share, and 10,000,000 shares of preferred stock, $.0001 par value per share.

Common Stock

          As of February 27, 2006, there were 15,521,262 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefore subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

          Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

          Shares of preferred stock may be issued from time to time in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. We do not have any shares of Preferred Stock outstanding.

Warrants

          We currently have outstanding Class E Warrants to purchase 72,783 shares of our common stock and Class F Warrants to purchase 72,783 shares of our common stock. The Class E and F Warrants are exercisable at a price of $6.00 per share, expire on December 31, 2007.

Dividends

          We have not declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business and for general corporate purposes. We cannot assure you that we will pay dividends in the future. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Transfer Agent

          Corporate Stock Transfer, Inc., Denver, Colorado is our transfer agent.

EXPERTS

          We have included our financial statements in this prospectus in reliance upon the report of Farber Hass Hurley & McEwen, LLP, independent registered certified public accountants, given on the authority of this firm as experts in accounting and auditing. Farber Hass Hurley & McEwen, LLP has audited the financial statements for the fiscal years ended June 30, 2005 and 2004 provided herein and has expressed an opinion with respect to such financial statements.

LEGAL MATTERS

          The validity of our common stock offered hereby will be passed upon for us by Lionel Sawyer & Collins.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to our common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to our company, and our common stock offered hereby, please refer to the registration statement and the exhibits filed as part of the registration statement.

          In addition, we are required to file periodic reports with the SEC, including current reports, quarterly reports and annual reports which include our audited financial statements. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Room of the

SEC, 100 F Street, NE, Room 1580, Washington, D.C. 20549, after payment of fees prescribed by the SEC. You may obtain additional information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site which provides on-line access to reports and other information regarding registrants that file electronically with the SEC at the address: http://www.sec.gov.

NATIONWIDE FINANCIAL SOLUTIONS, INC.
CONDENSED BALANCE SHEET
(Unaudited)

December 31, 2005
ASSETS
Cash and cash equivalents	$4,850,200
Restricted cash	200,000
Note receivable	500,000
Interest receivable	6,440
Prepaid expenses	129,257
Income tax refund receivable	61,889

Total current assets	5,747,786
Deposits	9,351
Other assets	251,410
Property and equipment, net	231,543

Total other assets	492,304

TOTAL ASSETS	$6,240,090

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$20,546
Bank credit line	199,757
Accrued liabilities	136,051
Unearned income	13,742
Notes payable-current	2,019,127
Notes payable officer - current	12,056

Total current liabilities	2,401,279
NOTES PAYABLE OFFICER	250,000

TOTAL LIABILITIES	2,651,279

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.0001 par value; 10,000,000 shares authorized, none issued or outstanding	—
Common stock, $.0001 par value; 60,000,000 shares authorized, 15,521,262 issued and
outstanding	1,552
Additional paid in capital	6,548,878
Accumulated deficit	(2,961,619)

Total stockholders’ equity	3,588,811

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,240,090

The accompanying notes are an integral part of these financial statements.

NATIONWIDE FINANCIAL SOLUTIONS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
Revenues	$107,449	$83,494	$218,778	$153,219
Cost of revenues	39,997	110,426	90,723	155,055

Gross profit (loss)	67,452	(26,932)	128,055	(1,836)

OPERATING EXPENSES
Sales and marketing	101,854	173,661	312,521	265,456
General and administrative	427,582	272,381	809,989	510,230

Total operating expenses	529,436	446,042	1,122,510	775,686

Operating loss	(461,984)	(472,974)	(994,455)	(777,522)

NONOPERATING INCOME (EXPENSE)
Interest income	9,242	6,362	11,808	12,914
Gain on forgiveness of accrued interest		4,945		4,945
Interest expense	(50,432)	(3,758)	(65,063)	(7,108)

Nonoperating income (expense), net	(41,190)	7,549	(53,255)	10,751

Benefit from income taxes Current	—	—	—	(61,889)

Benefit from income taxes	—	—	—	(61,889)

Net loss	$(503,174)	$(465,425)	$(1,047,710)	$(704,882)

Net loss per common share, basic and diluted	(0.04)	(0.04)	(0.08)	(0.07)

Weighted average number of common shares
outstanding- basic and diluted	12,601,037	10,645,982	12,350,452	9,480,260

The accompanying notes are an integral part of these financial statements.

NATIONWIDE FINANCIAL SOLUTIONS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended
	December 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,047,710)	$(704,882)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	37,589	36,566
Issuance of common shares for employee compensation	—	5,000
Gain on forgiveness of accrued interest	—	(4,945)
Issuance of common shares for services	171,250	—
Changes in operating assets and liabilities:
Prepaid expenses	(366,591)	(13,400)
Accrued interest receivable- ISI (related party)	—	(32,577)
Accrued interest receivable	(5,214)	—
Income tax refund receivable	—	(61,889)
Accounts payable	(42,669)	(15,635)
Income taxes payable	—	(90,455)
Accrued liabilities	(121,402)	(28,130)
Accrued rent - Shalimar (related party)	—	(14,516)
Unearned income	327	1,615

Net cash used by operating activities	(1,374,420)	(923,248)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,775)	(21,758)
Issuance of notes receivable	(500,000)	—
Repayments from ISI-related party	—	115,452

Net cash provided (used) by investing activities	(501,775)	93,694
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of debt	(29,862)	—
Principal payments on notes payable-Shalimar (related party)	—	(68,993)
Proceeds from issuance of debt	2,031,397	18,599
Proceeds from issuance of common stock	4,711,292	950,000

Net cash provided by financing activities	6,712,827	899,606
NET INCREASE IN CASH AND CASH EQUIVALENTS	4,836,632	70,052
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	13,568	86,525

CASH AND CASH EQUIVALENTS, END OF PERIOD	$4,850,200	$156,577

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$36,013	$19,076

Cash paid for taxes	$—	$86,248

SUMMARY OF NON-CASH INVESTING ACTIVITIES:
Issuance of common shares for finder’s fee	$461,208	$140,000

Issuance of common shares for notes conversion	$—	$450,000

The accompanying notes are an integral part of these financial statements.

NATIONWIDE FINANCIAL SOLUTIONS, INC.
NOTES TO THE INTERIM CONDENSED FINANCIAL STATEMENTS
FOR THE SIX MONTH PERIODS ENDED DECEMBER 31, 2005 AND 2004
(unaudited)

1.	ORGANIZATIONAL HISTORY AND NATURE OF BUSINESS

In March 2004, NB Acquisitions, Inc. (“NBA”), a privately-held, non-operating shell company with no assets or liabilities, previously organized and incorporated on September 21, 2001 under the laws of the State of Nevada, entered into a share exchange agreement (the “Agreement”) with National Interest Solutions, Inc. (“NIS”), a privately-held operating company previously organized and incorporated on October 24, 2001 under the laws of the State of Arizona. For legal purposes, the Agreement constituted an acquisition by NBA of NIS as NBA acquired all of the then outstanding shares of NIS’ common stock. Shortly thereafter, in April 2004, NBA changed its legal name to Nationwide Financial Solutions, Inc. (“NFS”).

For accounting purposes, the preceding Agreement did not constitute a business combination given that NBA was merely a shell company with no economic substance. Instead, the Agreement constituted a recapitalization of NIS whereby NIS would merely grant NBA a minority ownership interest in exchange for it gaining access to NBA’s assembled shareholder base, thereby potentially facilitating any prospective capital raising efforts. Accordingly, the accompanying financial statements solely reflect the historical operations and related financial results of NIS. Immediately after the related July 28, 2004 issuance by NBA of 8,253,400 shares of its common stock to the former shareholders of NIS as per the Agreement, the former shareholders of NIS and NBA owned 89.2% and 10.8%, respectively, of the then issued and outstanding common shares of the legally merged entity (hereinafter, the “Company”).

The Company is, as was NIS, a debt resolution company, retained by individuals with significant unsecured debt that may be experiencing financial difficulties. Through its fee-based debt resolution program, the Company attempts to assist its clients in eliminating part or all of their unsecured debt. All of the Company’s business operations are conducted from a single leased facility, from a related party, in Tempe, Arizona. The Company remains, as was NBA, a Nevada corporation.

2.	SUBSTANTIAL DOUBT AS TO THE COMPANY’S ABILITY TO CONTINUE AS A GOING CONCERN

The Company incurred substantial operating and net losses, as well as negative operating cash flow, during its fiscal year ended June 30, 2005. The Company additionally had working capital and stockholders’ deficits at June 30, 2005. In recognition of the preceding, the Company’s independent certified public accountants included an explanatory paragraph in their audit report on the Company’s financial statements for the fiscal year ended June 30, 2005 that expresses substantial doubt as to the Company’s ability to continue as a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business during the subsequent twelve month period. During the three and six month period ended December 31, 2005, the Company continued to incur substantial operating and net losses, as well as negative operating cash flows. As a result of the preceding, substantial doubt remains as to the Company’s ability to continue as a going concern. The Company’s accompanying interim condensed financial statements do not include any adjustments that might result from the outcome of this financial uncertainty. Although there can be no assurance of such, management continues to believe that it will be able to timely procure, should such become necessary, debt and/or equity financing sufficient to meet the Company’s cash needs over the next twelve months.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Preparation of Interim Condensed Financial Statements
The accompanying interim condensed financial statements have been prepared by the Company’s management, without audit, in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the United States Securities and Exchange

Commission (“SEC”). In the opinion of management, the accompanying interim condensed financial statements contain all adjustments (consisting solely of normal recurring adjustments, unless otherwise noted)

NATIONWIDE FINANCIAL SOLUTIONS, INC.
NOTES TO THE INTERIM CONDENSED FINANCIAL STATEMENTS
FOR THE SIX MONTH PERIODS ENDED DECEMBER 31, 2005 AND 2004
(unaudited)

necessary to present fairly, in all material respects, the Company’s financial position, results of operations and cash flows for the interim periods presented. Certain information and note disclosures normally included in Quarterly financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted in these interim financial statements pursuant to the SEC’s rules and regulations, although the Company’s management believes that the disclosures are adequate to make the information presented not misleading. The financial position, results of operations and cash flows for the interim periods disclosed herein are not necessarily indicative of future financial results. These interim condensed financial statements should be read in conjunction with the annual financial statements and accompanying notes included in the Company’s Form 10-KSB filed on October 12, 2005.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates, judgments and assumptions that affect the reported amounts and timing of revenue and expenses, the reported amounts and classification of assets and liabilities, and disclosure of contingent assets and liabilities. These estimates and assumptions are based on the Company’s historical results as well as management’s future expectations. The Company’s actual results could vary materially from management’s estimates, judgments and assumptions.

Revenue Recognition
The Company’s clients consist of individuals with significant unsecured debt that may be experiencing financial difficulties, thereby making the collection of any receivable highly doubtful. The Company initially assesses each new client a non-refundable set-up fee for file creation, debt analysis, budget formulation, and initial creditor contacts. This set-up fee, which is based on a percentage of the client’s total unsecured debt accepted into the Company’s debt resolution program, is fully earned by the Company upon its completion of the above services and is typically paid by the client in equal monthly installments over a subsequent six-month period. Upon completion of the above set-up services, the Company has no further obligations to the client.

If and when, a client subsequently accumulates a previously agreed-upon cash balance in a designated savings account, access to which the Company is granted via a power-of-attorney, the Company commences formal negotiations with each of the client’s creditors with the objective of convincing them to accept a lump partial payment in full and complete satisfaction of the entire unpaid balance. If and when, the Company is successful in obtaining a legally-binding settlement with a creditor on behalf of a client, the Company then assesses the client a settlement fee. This earned settlement fee, which is based on a previously agreed to percentage of any reduction obtained in the pay-off balance, is typically realized by the Company immediately in its entirety via an electronic debit made directly against the client’s savings account. The Company conservatively recognizes each set-up and settlement fee earned on a cash basis upon receipt. Any payment received by the Company in advance of its complete performance of a related client service is reflected in the balance sheet as unearned income.

Net Loss per Common Share
Net loss per common share - basic and diluted has been computed by dividing net loss by the weighted average number of common shares outstanding during the respective fiscal period. For the three and six month periods ended December 31, 2005 and 2004, the potentially dilutive effects of any then outstanding convertible notes and stock purchase warrants were excluded from the computation of net loss per common share—diluted as the effect of their inclusion would have been anti-dilutive.

NATIONWIDE FINANCIAL SOLUTIONS, INC.
NOTES TO THE INTERIM CONDENSED FINANCIAL STATEMENTS
FOR THE SIX MONTH PERIODS ENDED DECEMBER 31, 2005 AND 2004
(unaudited)

Stock-based Compensation
In December 2004, the FASB issued SFAS 123R (Revised 2004), “Accounting for Stock Based Compensation.” This statement supersedes APB Opinion 25, “Accounting for Stock Issued to Employees.” This revised statement establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods and services, including the grant of stock options to employees and directors. The Statement is effective for periods beginning after December 15, 2005, and will require the Company to recognize compensation costs based on the grant date fair value of the equity instruments it awards.

4.	NOTE RECEIVABLE

On December 19, 2005 the Company issued a note receivable, to an unrelated entity, in the amount of $500,000. The note accrues interest, at a stated rate of 12% per annum, and requires eleven monthly interest only payments of $5,000 with the final payment consisting of all outstanding principal and interest. The note matures on December 19, 2006 and is personally guaranteed by the entity’s president and sole shareholder.

5.	NOTES PAYABLE

The Company is financing with an unrelated entity the premium of its directors and officers’ indemnification insurance policy. The note is unsecured, accrues interest at a stated rate of 9.25% per annum, and requires monthly payments of principal and interest aggregating $3,274 through June 23, 2006. As of December 31, 2005, the remaining balance on the note was $19,127.
On November 11, 2005, the Company secured $2,000,000 in debt financing from an unrelated party. The note calls for a fixed rate of interest at 12%, eleven monthly interest only payments of $20,000 and one principal and interest payment of $2,020,000. The note is due on November 8, 2006 and is secured by all the Company’s assets. As of December 31, 2005 the remaining balance of the note was $2,000,000.
6.	STOCKHOLDERS’ EQUITY

Preferred Stock
The Company has ten million shares of $.0001 par value preferred stock authorized for issuance. As of December 31, 2005, the Company had neither issued nor assigned any rights to these preferred shares.

Common Stock
On July 1, 2005 the Company retained an investment banking firm. Under the agreement, the Company issued 37,500 shares, valued at $74,250, of its common stock as a one-time fee and is committed to pay $75,000 upon the investment banking firm securing funding of $1,000,000.

On July 18, 2005, the Company entered into to a stock purchase agreement and registration rights agreement with an unrelated party, issuing 1,250,000 shares of the Company’s common stock for $675,000 in cash net of $75,000 paid and 50,000 shares issued to an unrelated individual as a finder fee.

On October 13, 2005 the Company retained an investor relations firm that will provide the Company certain investor related services over the next twelve months. Under the agreement, the Company issued 17,000 shares, valued at $59,500, of its common stock as a one-time fee.

On November 23, 2005, the Company retained an unrelated party to provide public relations services over the next twelve months. Under the agreement, the Company issued 10,000 shares, valued at $37,500, of its common stock as a one-time fee.

NATIONWIDE FINANCIAL SOLUTIONS, INC.
NOTES TO THE INTERIM CONDENSED FINANCIAL STATEMENTS
FOR THE SIX MONTH PERIODS ENDED DECEMBER 31, 2005 AND 2004
(unaudited)

On December 22, 2005, the Company entered into a stock purchase agreement and registration rights agreement with an unrelated party, whereby the Company sold 2,998,334 shares of its common stock for proceeds of $4,036,292, in cash, net of 461,208 paid to an unrelated individual as a finder fee.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Nationwide Financial Solutions, Inc.

We have audited the accompanying balance sheet of Nationwide Financial Solutions, Inc. (the “Company”) as of June 30, 2005, and the related statements of operations, stockholders’ deficit and cash flows for each of the fiscal years ended June 30, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Financial Solutions, Inc. at June 30, 2005, and the results of its operations and its cash flows for the fiscal years ended June 30, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred a significant net loss in fiscal 2005, and, as a result, had working capital and stockholders’ deficits at June 30, 2005. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 13. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Farber & Hass LLP
Camarillo, California
August 12, 2005

NATIONWIDE FINANCIAL SOLUTIONS, INC.
BALANCE SHEET

June 30, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,568
Restricted cash	200,000
Interest receivable	1,227
Prepaid expenses	14,076

Income tax refund receivable	61,889

Total current assets	290,760

DEPOSITS	9,351
PROPERTY AND EQUIPMENT, net	267,358

TOTAL ASSETS	$567,469

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$63,215
Accrued liabilities	257,454
Line of credit	200,000
Unearned income	13,415
Note payable-officer	29,406

Total current liabilities	563,490

NOTES PAYABLE - Officer	250,000

TOTAL LIABILITIES	813,490

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ (DEFICIT):
Preferred stock, $.0001 par value; 10,000,000 shares authorized, none
issued or outstanding	—
Common stock, $.0001 par value; 60,000,000 shares authorized;
11,158,428 and 1,000,028 shares issued and outstanding respectively	1,116
Additional paid-in capital	1,666,772
Accumulated deficit	(1,913,909)

Total stockholders’ deficit	(246,021)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$567,469

The accompanying notes are an integral part of the financial statements.

NATIONWIDE FINANCIAL SOLUTIONS, INC.
STATEMENTS OF OPERATIONS

	Fiscal Years Ended June 30,
	2005	2004
REVENUES	$357,546	$705,179

COST OF REVENUES	249,726	158,062

GROSS PROFIT	107,820	547,117

OPERATING EXPENSES:
Sales and marketing	795,508	426,890
General and administrative	1,216,743	548,957

Total operating expenses	2,012,251	975,847

OPERATING LOSS	(1,904,431)	(428,730)

NON-OPERATING INCOME (EXPENSE):
Interest income	15,171	22,836
Interest expense	(17,202)	(7,289)
Gain on forgiveness of accrued interest	4,945	—

Non-operating (expense) income, net	2,914	15,547

LOSS BEFORE BENEFIT FROM INCOME TAXES	(1,901,517)	(413,183)

BENEFIT FROM INCOME TAXES:
Current	(61,889)	(103,114)
Deferred	—	—

Benefit from income taxes	(61,889)	(103,114)

NET LOSS	$(1,839,628)	$(310,069)

NET LOSS PER COMMON SHARE - Basic and diluted	$(0.18)	$(0.31)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - Basic and diluted	10,131,520	1,000,028

The accompanying notes are an integral part of the financial statements.

NATIONWIDE FINANCIAL SOLUTIONS, INC.
STATEMENTS OF CHANGES IN SHAREHOLDERS DEFICIT

	Common Stock
	Shares	Amount	Additional Paid- In Capital	Accumulated Retained Earnings (Deficit)	Total Stockholders’ Equity (Deficit)

Balance, June 30, 2003	1,000,028	$100	$—	$235,788	$235,888

Net loss				(310,069)	$(310,069)

Balance, June 30, 2004	1,000,028	$100	$—	$(74,281)	$(74,181)

Issuance of common stock for
recapitalization	8,253,400	825	(825)		$—

Issuance of common stock for cash,
net of $140,000 finder’s fee
settled with common stock	1,115,000	112	949,888		$950,000
Issuance of common stock to
ex-employee as severance	10,000	1	9,999		$10,000

Issuance of common stock upon
conversion of notes payable	450,000	45	449,955		$450,000

Issuance of common stock to
settle debt	315,000	32	242,756		$242,788

Issuance of common stock for
services	15,000	1	14,999		$15,000

Net loss				(1,839,628)	$(1,839,628)

Balance, June 30, 2005	11,158,428	$1,116	$1,666,772	$(1,913,909)	$(246,021)

The accompanying notes are an integral part of the financial statements.

NATIONWIDE FINANCIAL SOLUTIONS, INC.
STATEMENTS OF CASH FLOWS

	Fiscal Years Ended June 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,839,628)	$(310,069)
Adjustments to reconcile net (loss) to net cash (used) by operating activities:
Depreciation and amortization	73,662	14,725
Gain on forgiveness of accrued interest	(4,945)	—
Common stock issued for employee compensation	10,000	—
Common stock issued for services	15,000	—
Changes in operating assets and liabilities:
Prepaid expenses	11,952	(26,028)
Accrued interest receivable-related party	26,180	(26,180)
Income tax refund receivable	(61,889)	—
Accounts payable	4,030	58,111
Income taxes payable	(90,455)	(105,910)
Accrued liabilities	136,030	113,742
Accrued rent - related party	(14,156)	14,516
Unearned income	(20,756)	12,046
Deposits	—	(9,351)
Deferred income taxes	—	16,460

Net cash used in operating activities	(1,754,975)	(247,938)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(23,657)	(103,417)
Increase in restricted cash	(200,000)
(Loans) payments to ISI (related party)	463,739	(17,618)

Net cash provided by (used in) investing activities	240,082	(121,035)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(263,695)	—
Proceeds from line of credit	200,000
Proceeds from issuance of debt	555,631	—
Proceeds from issuance of common stock	950,000	—
Proceeds from issuances of convertible notes	—	450,000

Net cash provided by financing activities	1,441,936	450,000

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(72,957)	81,027

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	86,525	5,498

CASH AND CASH EQUIVALENTS, END OF PERIOD	$13,568	$86,525

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$21,800	$335

Cash paid for income taxes	$81,666	$8,848

SUMMARY OF NON-CASH INVESTING ACTIVITIES:
Acquisition of leasehold improvements and equipment from related party in
exchange for notes payable	$—	$228,670

SUMMARY OF NON-CASH FINANCING ACTIVITIES:
Issuance of common stock for finder’s fee	$140,000	$—

Issuance of common stock to settle debt	$240,000	$—

Issuance of common stock upon conversion of notes payable	$450,000	$—

The accompanying notes are an integral part of the financial statements.

NATIONWIDE FINANCIAL SOLUTIONS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED JUNE 30, 2005 AND 2004

1. ORGANIZATIONAL HISTORY AND NATURE OF BUSINESS

In March 2004, NB Acquisitions, Inc. (“NBA”), a privately-held, non-operating shell company with no assets or liabilities, previously organized and incorporated on September 21, 2001 under the laws of the State of Nevada, entered into a share exchange agreement (the “Agreement”) with National Interest Solutions, Inc (“NIS”), a privately-held operating company previously organized and incorporated on October 24, 2001 under the laws of the State of Arizona. For legal purposes, the Agreement constituted an acquisition by NBA of NIS as NBA acquired all of the then outstanding shares of NIS’s common stock. Shortly thereafter, in April 2004, NBA changed its legal name to Nationwide Financial Solutions, Inc. (“NWFS”).

For accounting purposes, the preceding Agreement did not constitute a business combination given that NBA was merely a shell company with no economic substance. Instead, the Agreement constituted a recapitalization of NIS whereby NIS would grant NBA a minority ownership interest in exchange for it gaining access to NBA’s assembled shareholder base, thereby potentially facilitating any prospective capital raising efforts. Accordingly, the accompanying financial statements solely reflect the historical operations and related financial results of NIS. The June 30, 2003 beginning balances within the accompanying statements of changes in stockholders’ equity (deficit) are a composite of the then legal capital structure of NBA, being the legal successor, and the then accumulated deficit of NIS, being the accounting successor. Such statements subsequently reflect the July 28, 2004 issuance by NBA of 8,253,400 shares of its common stock to the former shareholders of NIS as per the Agreement. Immediately thereafter, the former shareholders of NIS and NBA owned 89.2% and 10.8%, respectively, of the then issued and outstanding common shares of the legally merged entity (hereinafter, the “Company”).

The Company is, as was NIS, a debt resolution company retained by individuals with significant unsecured debt that may be experiencing financial difficulties. Through its fee-based debt resolution program, the Company attempts to assist its clients in eliminating part or all of their unsecured debt. All of the Company’s business operations are conducted, from a single leased facility in Tempe, Arizona. The Company remains, as was NBA, a Nevada corporation.

2. SUBSTANTIAL DOUBT AS TO COMPANY’S ABILITY TO CONTINUE AS A GOING CONCERN

The Company incurred a substantial operating and net loss, as well as negative operating cash flow, during its fiscal years ended June 30, 2005 and 2004, and had negative working capital and stockholders’ deficits at June 30, 2005. In recognition of the preceding, the Company’s independent certified public accountants have included an explanatory paragraph in their audit report on the accompanying financial statements for the Company’s fiscal year ended June 30, 2005 that expresses substantial doubt as to the Company’s ability to continue as a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business during the subsequent fiscal year. The Company’s financial statements do not include any adjustments that might result from the outcome of our financial uncertainty. See Note 13 for management’s plans.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

          The accompanying financial statements solely reflect the accounts, balances and activity of the Company as it has not had, and continues not to have, any legal subsidiaries.

NATIONWIDE FINANCIAL SOLUTIONS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED JUNE 30, 2005 AND 2004

Fiscal Year-End

The Company’s fiscal year-end is June 30th. References to a fiscal year refer to the calendar year in which such fiscal year ends.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates, judgments and assumptions that affect the reported amounts and timing of revenue and expenses, the reported amounts and classification of assets and liabilities, and disclosure of contingent assets and liabilities. These estimates and assumptions are based on the Company’s historical results as well as management’s future expectations. The Company’s actual results could vary materially from management’s estimates, judgments and assumptions.

Reclassifications

Historically, the Company had classified lead acquisition costs as costs of revenues. During the fiscal year ended June 30, 2005, the Company determined that these lead acquisition costs, which are solely incurred in connection with new client prospecting, would be more appropriately classified as selling and marketing costs. The financial statements for all prior fiscal years have been conformed for comparability.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid debt instruments with maturity dates of three months or less at their respective dates of purchase. The Company maintains its cash and cash equivalents with high quality financial institutions thereby minimizing any associated credit risks. The Company believes no significant concentration of credit risk exists with respect to these cash investments.

Restricted Cash

The Company holds a certificate of deposit that has a maturity date of April 24, 2006, that collateralizes its line of credit. At June 30, 2005, $200,000 of cash is restricted for that purpose.

Property and Equipment, net

Property and equipment are recorded at cost. Cost includes expenditures for major additions and improvements. Maintenance and repairs which do not extend the useful life of the related property or equipment are charged to operations as incurred. The provision for related depreciation has been computed using the straight-line method over the following estimated useful lives: telephone equipment—three to seven years; computer hardware and software—three years; and office furniture and equipment—five to seven years. The provision for related amortization is computed using the straight-line method over the shorter of the estimated useful lives of the leasehold improvements, being five years, or the contractual life of the underlying operating lease.

The net book value of property and equipment sold or retired is removed from the asset and related depreciation and amortization accounts with any resulting net gain or loss included in the determination of net loss.

NATIONWIDE FINANCIAL SOLUTIONS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED JUNE 30, 2005 AND 2004

Income Taxes

The Company accounts for its income taxes under the provisions of Statement of Financial Accounting Standards 109 (“SFAS 109”). The method of accounting for income taxes under SFAS 109 is an asset and liability method. The asset and liability method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of other assets and liabilities.

Impairment of Long-Lived Assets

Management, periodically, and at least annually, evaluates each of the Company’s long-lived assets for impairment by comparing the related estimated future cash flows, on an undiscounted basis, to its net book value. If impairment is indicated, the net book value of the asset is reduced to an amount equal to the estimated future cash flows on an appropriately discounted basis. During the fiscal years ended June 30, 2005 and 2004 no impairments were realized.

Fair Value of Financial Instruments

The Company has financial instruments, none of which are held for trading purposes. The carrying values reported for cash equivalents, certificates of deposits, accounts payable, income taxes payable, accrued expenses, notes payable (current portions), and convertible notes payable materially approximated their respective fair values at each applicable balance sheet date due to the immediate or short-term maturity of these financial instruments. The carrying value reported for notes payable (non-current portion) materially approximated its fair value at each applicable balance sheet date as the stated rate of interest reflected a then prevailing market rate of interest.

Revenue Recognition

The Company’s clients consist of individuals with significant unsecured debt that may be experiencing financial difficulties, thereby making the collection of any receivable highly doubtful. The Company initially assesses each new client a non-refundable set-up fee for file creation, debt analysis, budget formulation, and initial creditor contacts. This set-up fee, which is based on a percentage of the client’s total unsecured debt accepted into the Company’s debt resolution program, is fully earned by the Company upon its completion of the above services and is typically paid by the client in equal monthly installments over a subsequent six-month period. Upon completion of the above set-up services, the Company has no further obligations to the client.

If and when, a client subsequently accumulates a previously agreed-upon cash balance in a designated savings account, access to which the Company is granted via a power-of-attorney, the Company commences formal negotiations with each of the client’s creditors with the objective of convincing them to accept a lump partial payment in full and complete satisfaction of the entire unpaid balance. If and when, the Company is successful in obtaining a legally-binding settlement with a creditor on behalf of a client, the Company then assesses the client a settlement fee. This earned settlement fee, which is based on a previously agreed to percentage of any reduction obtained in the pay-off balance, is typically realized by the Company immediately in its entirety via an electronic debit made directly against the client’s savings account. In certain limited cases, the Company realizes an earned settlement fee in monthly installments over an agreed-upon time period.

The Company conservatively recognizes each set-up and settlement fee earned on a cash basis upon receipt. Any payment received by the Company in advance of its complete performance of a related client service is reflected in the balance sheet as unearned income.

NATIONWIDE FINANCIAL SOLUTIONS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED JUNE 30, 2005 AND 2004

Advertising Costs

The Company expenses all advertising costs as incurred. Sales and marketing expenses include advertising costs incurred by the Company of $236,048 and $30,788 for the fiscal years ended June 30, 2005 and 2004, respectively.

Net Loss Per Common Share

Net loss per common share--basic and diluted has been computed by dividing net loss by the weighted average number of common shares outstanding during the respective fiscal year. For the fiscal years ended June 30, 2005 and 2004, the potentially dilutive effects of the Company’s then outstanding convertible notes and stock purchase warrants were excluded from the computation of net loss per common share--diluted for each applicable reported fiscal year as the effect of their inclusion would have been anti-dilutive.

Stock-based Compensation

In December 2004, the FASB issued SFAS 123 (revised 2004), “Accounting for Stock Based Compensation.” This statement supersedes APD Opinion 25, “Account for Stock Issued to Employees.” This revised statement establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods and services, including the grant of stock options to employees and directors. The Statement is effective for periods beginning after December 15, 2005, and will require the Company to recognize compensation costs based on the grant date fair value of the equity instruments it awards.

Segment Reporting

The Company’s chief operating decision makers consist of members of senior management that work together to allocate resources to, and assess the performance of, the Company’s business. Senior management currently manages the Company’s business, assesses its performance, and allocates its resources as a single operating segment. To date, the Company’s services have been exclusively marketed to customers residing within the United States of America.

New Authoritative Pronouncements

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” (“SFAS No. 123(R)”) a revision to SFAS No. 123, “Accounting for Stock-Based Compensation.” This statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123 establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. Examples include stock options and awards of restricted stock in which an employer receives employee services in exchange for equity securities of the company or liabilities that are based on the fair value of the company’s equity securities. SFAS No. 123(R) requires that the cost of share-based payment transactions be recorded as an expense at their fair value determined by applying a fair value measurement method at the date of the grant, with limited exceptions. Costs will be recognized over the period in which the goods or services are received. The provisions of SFAS No. 123(R) are effective as of the first annual or interim reporting period beginning after December 15, 2005. The Company believes that this statement may have a significant impact on future results of operations.

NATIONWIDE FINANCIAL SOLUTIONS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED JUNE 30, 2005 AND 2004

4. RELATED-PARTY TRANSACTIONS

The Company is related to Infinity Southwest, Inc. (“ISI”) through common management control by Stephen G. Luke, the Company’s Chief Executive Officer, President and Chairman of the Board of Directors. During the fiscal year ended June 30, 2004 and prior thereto, the Company made periodic loans to ISI aggregating $463,739. These loans were unsecured, accrued interest at a stated five percent rate, and were repayable upon demand by the Company. Mr. Luke provided the Company with a written personal guarantee of repayment which was secured by all of his personal assets. As of February 2, 2005, ISI had repaid these loans in full. The Company and Mr. Luke had previously agreed to discontinue the above loan program as of December 2003. The Company rents a copier from ISI, on a month to month basis, that requires a rental payment of $264.

5. PROPERTY AND EQUIPMENT

Property and equipment, net, consists of the following:

June 30, 2005

Telephone equipment	$87,520
Computer hardware and software	66,381
Office furniture and equipment	29,408
Leasehold improvements	172,435

Total property and equipment	355,742
Less: Accumulated depreciation and amortization	(88,387)

Property and equipment, net	$267,358

Depreciation expense for the fiscal years ended June 30, 2005 and 2004 were $73,662 and $14,725, respectively.

6. NOTES PAYABLE - Related Party

On April 13, 2005, the Company received a loan from Stephen Luke, its Chief Executive Officer, President and Chairman of the Board of Directors, in the amount of $250,000. The note is unsecured, accrues interest at a fixed rate of 18.00% per annum, initially requires monthly interest only payments of $3,750 through April 13, 2008, and subsequently requires monthly payments of interest and principal aggregating $6,348 through April 13, 2013.

On April 13, 2005, the Company received a loan from Darren Dierich, its Chief Financial Officer, in the amount of $35,000. The note is unsecured, accrues interest at a fixed rate of 10.00% per annum, and requires monthly payments of interest and principal aggregating $3,066 through March 31, 2006.

Future maturities of long-term debt at June 30, 2005 are as follows:

2006	$—
2007	—
2008	5,236
2009	34,910
2010	41,739
There after	168,115

Total	$250,000

NATIONWIDE FINANCIAL SOLUTIONS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED JUNE 30, 2005 AND 2004

7. NOTES PAYABLE - Line of Credit

On April 25, 2005, the Company procured a $200,000 revolving line of credit facility with a major commercial bank. The facility expires on April 24, 2006 and all borrowings under the facility will accrue interest at the bank’s prime rate, which was 6% at June 30, 2005. The Company is required to maintain a collateralizing $200,000 certificate of deposit with the bank that will earn interest at a fixed rate of 3.2% per annum. At June 30, 2005, the Company had borrowed $200,000.

8. CONVERTIBLE NOTES PAYABLE

During the twelve months ended June 30, 2005, the holder of Series A convertible notes, by an unrelated party, elected to convert the $450,000 aggregate principal balance of the above notes into 450,000 shares of the Company’s common stock. In connection with such conversion, the unrelated party waived its right to $4,945 in accrued interest, thereby resulting in the Company’s corresponding recognition of a non-operating gain.

9. STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company has ten million shares of $.0001 par value preferred stock authorized for issuance. To date, the Company had neither issued nor assigned any rights to these preferred shares.

Common Stock

During the year ended June 30, 2005, the Company issued 1,115,000 shares of its common stock to an unrelated party at a weighted average price of $0.85 per share, thereby resulting in its receipt of $950,000 in aggregate cash proceeds. The Company additionally issued 10,000 shares of its common stock to an ex-employee as $10,000 in severance and 315,000 shares of its common stock to satisfy three notes payable to an unrelated party of $242,788 inclusive of all interest due as of the date of conversion.

Finder’s Fee

On January 27, 2004 the Company retained on an ongoing basis, an unrelated individual to identify potential sources of debt and/or equity financing. As of June 30, 2005, this individual was the source of $450,000 in convertible debt financing (see Note 6--Convertible Notes Payable) and $950,000 in equity financing. During the year ended June 30, 2005, upon becoming the source of an aggregate of one million dollars in financings, the Company became obligated to retroactively compensate this individual with a ten percent finder’s fee. As of June 30, 2005, the Company had issued this individual 140,000 shares of its common stock in full settlement of $140,000 in finder’s fees earned.

Consulting Agreement

On June 14, 2005, the Company entered into a consulting agreement with an unrelated individual to identify investment banking sources, for a term of twelve months. Under the term of the agreement, the Company settled with stock, a onetime fee of $15,000 for services performed. This agreement terminates on June 14, 2006.

NATIONWIDE FINANCIAL SOLUTIONS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED JUNE 30, 2005 AND 2004

Common Stock Purchase Warrants

As of June 30, 2005, the Company had two classes of common stock purchase warrants outstanding to unrelated parties entitling them to purchase of 143,466 aggregate shares of its common stock as follows:

Class	Underlying Common Shares	Exercise Price Per Share	Expiration Date
E	72,733	$6.00	December 31, 2007
F	72,733	$6.00	December 31, 2007

All of the above warrants were granted by NBA in September 2001 in connection with the Final Decree of Bankruptcy of its former parent company, New Bridge Incorporated (see Note 1--Organizational History and Nature of Business). No fair value was assigned by NBA to these warrants as their respective exercise prices significantly exceeded NBA’s market value per common share at the grant date.

2004 Stock Option Plan

On October 1, 2004, the Company adopted a stock option plan (“Plan”) that provides for the potential future grant to employees, officers, directors and consultants of stock options to purchase up to an aggregate of 3,000,000 shares of the Company’s common stock. Stock options granted may take the form of “incentive stock options,” within the meaning of Section 422A of the United States Internal Revenue Code of 1986, and “non-qualified” options. Incentive stock options may only be granted to employees, whereas non-qualified options may be granted to any eligible recipient. The Plan is administered by the Company’s Board of Directors, which will solely determine those individuals who are to receive stock options, the number of shares of common stock that may be purchased under each granted option, each option’s exercise price per share of common stock, and the time period during which the options may be partially or fully exercised. The exercise price of any incentive stock option must equal or exceed the fair market value of a share of the Company’s common stock as of the option grant date. The Company’s Board of Directors may assign any exercise price it deems appropriate to a non-qualified stock option. No stock options have been granted to date.

NATIONWIDE FINANCIAL SOLUTIONS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED JUNE 30, 2005 AND 2004

10. INCOME TAXES

The Company’s actual income tax benefit for each reported fiscal year end differs from the amount computed by merely applying the then Federal statutory rate to loss before benefit from income taxes as a result of those items set forth in the following reconciliations:

	Fiscal Years Ended June 30,
	2005	2004
Net operating loss utilization	$(61,889)	$(140,182)
Adjustment of deferred tax asset	—	37,368
Benefit from provision for income taxes	$(61,889)	$(103,114)

The Company has a net operating loss carryforward totaling approximately $1,700,000 for Federal income tax purposes available to offset future taxable income through 2025. Deferred tax assets consist substantially of the net operating loss carryforward. The Company has a 100% valuation allowance against the deferred tax asset. The valuation allowance increased approximately $590,000 due to the net loss incurred during the fiscal year ended June 30, 2005. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considered the scheduled reversal of deferred tax liabilities, projected future taxable income and planning strategies in making this assessment.

11. COMMITMENTS

Operating Lease

On April 1, 2004, the Company began leasing its premises from Shalimar, a related party and entity under common control by the Company’s Chief Executive Officer, President and Chairman of the Board of Directors. The lease is non-cancelable, has a five-year term, and currently requires the Company to make monthly rent payments of $5,982 which payments will increase annually by five percent.

Future minimum lease payments required under the above operating lease, excluding certain related ancillary costs described below, are as follows:

Fiscal year ending June 30, 2006	$71,140
Fiscal year ending June 30, 2007	74,777
Fiscal year ending June 30, 2008	78,576
Fiscal year ending June 30, 2009	61,154
Thereafter	—

Total	$285,648

NATIONWIDE FINANCIAL SOLUTIONS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED JUNE 30, 2005 AND 2004

The above operating lease additionally requires the Company to pay for certain related ancillary costs, principally parking, common area maintenance and property taxes. These ancillary costs, which are variable in nature, have approximated, and are expected to continue to approximate $8,000 per fiscal year.

Prior to April 1, 2004, the Company leased its premises on a month-to-month basis from an unrelated party. These premises were destroyed in a fire of indeterminable causes on September 23, 2003 at which time all of the Company’s related obligations ceased. From October 1, 2003 through April 1, 2004 the Company rented temporary office space on a month to month basis.

The Company incurred total rent expense of $92,058 and $38,218 for the fiscal years ended June 30, 2005 and 2004, respectively.

Litigation

The Company is a defendant in a lawsuit filed by Telavergence, Inc. a telephone system distributor for alleged failure to pay in full for services rendered. The suit asks for the final payment and lawsuit cost coverage. The suit is pending in The Superior Court of the State of Arizona in and for the County of Maricopa and was initiated on February 11, 2005. The Company has accrued the final amount due in the period in which the system was installed and continues to withhold payment until Telavergence, Inc. corrects or replaces the system. The Company believes the suit is without merit and intends to vigorously defend it.

The Company is a plaintiff in a countersuit filed against Telavergence, Inc for a breach of contract. The Suit claims defendant was in breach by (1) providing an incorrect configuration of the system for use by the Company; (2) providing faulty equipment for the system purchased by the Company; (3) failing to provide and install an operational telephone system. The suit asks for unspecified damages and is pending in The Superior Court of the State of Arizona in and for the County of Maricopa and was initiated on July 22, 2005.

12. EMPLOYEES’ 401(K) PLAN

The Company maintains a 401(k) retirement plan for its employees. Any matching of employee contributions is solely at the discretion of management. The Company incurred total contribution expense of $17,997 and $855 for the fiscal years ended June 30, 2005 and 2004, respectively.

13. SUBSEQUENT EVENTS AND MANAGEMENT’S PLANS (unaudited)

On July 1, 2005 the Company retained an investment banking firm. Under the agreement, the Company issued 37,500 shares of its common stock as a retainer and is committed to pay $75,000 upon the investment banking firm securing funding of $1,000,000.

On July 18, 2005, the Company entered into a stock purchase agreement and registration rights agreement with an unrelated party, issuing 1,250,000 shares of the Company’s common stock for $675,000 in cash net of $75,000 paid to an unrelated individual as a finder fee. The registration agreement calls for the Company to register the issued shares with the next registration statement filed with the Securities Exchange Commission.

Management believes that the above additional equity capital and forecasted cash flows from operating activities will be sufficient to sustain the Company’s operations, and thus remain a going concern, through at least its fiscal year ending June 30, 2006.

On October 3, 2005 the shareholders of the Company approved the Nationwide Financial Solutions, Inc. 2005 Long-Term Equity Incentive Plan that permits the grant of nonqualified stock options, incentive stock options, restricted stock, restricted stock units, and stock appreciation rights. The plan expires on October 3, 2015.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Registrant’s Articles of Incorporation require the Registrant to indemnify all persons whom it may indemnify pursuant to Nevada law to the full extent permitted by Nevada law. The Registrant’s Articles of Incorporation provide that directors will not be liable for monetary damages for breach of their fiduciary duty as directors, other than the liability of a director for:

•	acts or omissions by the director which involve intentional misconduct, fraud, or a knowing violation of law; or

•	declaration of an unlawful dividend.

          In addition, the Registrant’s bylaws require it to indemnify its officers and directors and other persons against expenses, judgments, fines, and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits, or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to in the Registrant’s best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the Registrant’s best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. The Registrant may advance or reimburse expenses incurred in a proceeding if the director or officer affirms in writing his good faith belief that he has met the standards of conduct for indemnification, or if a determination is made that indemnification would not be precluded based on the facts then known. Indemnification as provided in the Registrant’s bylaws shall be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

SEC Registration Fee	$5,591
Blue Sky Fees	2,500
Printing Expenses	2,500
Legal Fees	30,000
Accounting Fees	20,000
Transfer Agent Fees	1,000
Miscellaneous Fees	5,000

Total	$66,591

(1)	All expenses, except the SEC registration fee, are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

          During the last three years the Registrant sold the securities listed below which were not registered under the Securities Act:

          (i) In March 2004 the Registrant issued an aggregate of 8,803,400 shares to acquire all of the outstanding common stock of National Interest Solutions, Inc., or NIS, an Arizona corporation, pursuant to a Share Exchange Agreement. The shares were issued to the following individuals in the amounts indicated in exchange for shares of NIS:

Name of NIS Stockholder	Number of NIS Shares Exchanged	Number of NB Common Shares Issued
Stephen G. Luke	74,136	5,952,245
William Luke	1,524	137,137
Christopher Luke	4,167	375,000
Donald Luke	1,667	150,000
William L. Mullins	4,174	375,646
Eva Mullins	4,222	380,000
William F. Mullins	4,222	380,000
Shigeru Kaneko	5,000	450,000
Douglas Dragoo	556	50,000
Pursuit Venture Group, LLC	333	3,372
Totals	100,000	8,253,400

          No advertising or general solicitation was employed in offering the securities. The securities were issued to a limited number of persons pursuant to the March 2004 Share Exchange Agreement, all of whom were stockholders of NIS as of March 2004, and all of whom were accredited investors as that term is defined in Rule 501 of Regulation D under the Securities Act. All were capable of analyzing the merits and risks of their investment, acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale, and understood the speculative nature of their investment. All common stock issued contained a restrictive legend prohibiting transfer of the shares except in accordance with federal securities laws.

          (ii) Between March and October 2004 the Registrant issued $450,000 of convertible debentures and 975,000 shares of our common stock to Pursuit Venture Group, LLC for $950,000, or $.97 per share. During the same period, Pursuit converted the debentures into 450,000 shares of common stock at $1.00 per share. The Registrant also issued 140,000 shares valued at $1.00 per share to William L. Mullins as a finder’s fee in connection with the Registrant’s sale of debentures and common stock. Pursuit, in turn, distributed the common stock to its own equity holders. The Registrant relied upon the exemption provided by Section 4(2) of the Securities Act to issue its securities to Pursuit, which was an accredited investor and which took the securities subject to a restrictive legend thereon.

          Pursuit relied on Section 4(2) of the Securities Act of 1933, as amended, in connection with its share issuance to its own equity holders, all of whom were accredited investors who took the Registrant’s stock as an investment and subject to a restrictive legend placed on all stock certificates so distributed.

          (iii) In September 2004 the Registrant issued 5,000 shares to an employee in connection with a severance agreement and for no direct payment for their shares. In connection with this issuance, the Registrant relied on an exemption under Section 4(2) of the Securities Act as a transaction not involving a public offering.

          (iv) In June 2005 the Registrant issued 5,000 shares of common stock to Timothy Caserta as part of an employee severance agreement. In connection with this issuance, the Registrant relied on an exemption under Section 4(2) of the Securities Act as a transaction not involving a public offering.

          (v) In June 2005 the Registrant entered into a Consulting Agreement with Eagle Mountain Partners, LLC, or EMP, an unrelated party, pursuant to which EMP provides investment banking services. In consideration of such services the Registrant issued 15,000 shares of common stock to EMP. In connection with this issuance, the

Registrant relied on an exemption under Section 4(2) of the Securities Act as a transaction not involving a public offering.

          (vi) In June 2005 the Registrant entered into a Prepayment Agreement pursuant to which it issued to Pursuit Holdings, LLC 315,000 shares of common stock to fully prepay three promissory notes issued by the Registrant in the aggregate principal amount of $240,000. For this issuance, the Registrant relied on the exemption from federal registration under Section 4(2) of the Securities Act, and/or Rule 506 promulgated thereunder, as a transaction not involving any public offering.

          (vii) In July 2005 the Registrant sold to Pursuit Capital, LLC 1,250,000 shares of common stock for an aggregate purchase price of $750,000. The Registrant paid William L. Mullins a finder’s fee of 10% of the proceeds in consideration for assisting in the sale of this common stock. For this issuance, the Registrant relied on the exemption from federal registration under Section 4(2) of the Securities Act, and/or Rule 506 promulgated thereunder, as a transaction not involving any public offering.

          (viii) On October 13, 2005, the Registrant retained an investor relations firm that will provide the Registrant certain investor related services over the next twelve months from the date of the agreement. Under the agreement, the Registrant issued 17,000 shares, valued at $59,500, of its common stock as a one-time fee. In connection with this issuance, the Registrant relied on an exemption under Section 4(2) of the Securities Act as a transaction not involving a public offering.

          (ix) On November 23, 2005, the Registrant retained an unrelated party to provide public relations services over the next twelve months. Under the agreement, the Registrant issued 10,000 shares, valued at $37,500, of its common stock as a one-time fee. In connection with this issuance, the Registrant relied on an exemption under Section 4(2) of the Securities Act as a transaction not involving a public offering.

          (x) In December 2005 the Registrant sold to Pursuit Capital, LLC 2,998,334 shares of common stock for an aggregate purchase price of $4,497,501. The Registrant is obligated to pay William L. Mullins a finder’s fee of 10% of the proceeds in consideration for assisting in this sale. For these issuances, the Registrant relied on the exemption from federal registration under Section 4(2) of the Securities Act, and/or Rule 506 promulgated thereunder, as transactions not involving any public offering.

ITEM 27. EXHIBIT INDEX

Number	Exhibit

3.01	Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.01 of Registrant’s Form SB-2 filed on November 12, 2004 and Exhibit 3.03 to Registrant’s Amendment No. 1 to Form SB-2 filed on February 24, 2005)

3.02	Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.02 of Registrant’s Registration Statement on Form SB-2 filed on November 12, 2004)

5.01	Opinion of Lionel Sawyer & Collins regarding legality

10.01	Office Lease between Shalimar Offices, LLC, and the Registrant dated April 1, 2004 (incorporated by reference to Exhibit 10.04 of Registrant’s Amendment No. 1 to Form SB-2 filed on November 12, 2004)

10.02	Nationwide Financial Solutions, Inc. 2004 Stock Option Plan (incorporated by reference to Exhibit 10.02 of Registrant’s Form SB-2 filed on November 12, 2004)

10.03	Share Exchange Agreement dated March 2004 (incorporated by reference to Exhibit 10.05 of Registrant’s Amendment No. 1 to Form SB-2 filed on February 24, 2005)

10.4	Finder’s Fee Agreement between the Registrant and William L. Mullins dated January 27, 2004 (incorporated by reference to Exhibit 10.09 of Registrant’s Amendment No. 1 to Form SB-2 filed on February 24, 2005)

10.5	Amendment Number One to Finder’s Fee Agreement between the Registrant and William L. Mullins dated effective April 1, 2004 (incorporated by reference to Exhibit 99.5 of Registrant’s Form 8-K filed July 21, 2005)

10.6	Second Amendment to Finder’s Fee Agreement between the Registrant and William L. Mullins dated December 19, 2005 (incorporated by reference to Exhibit 99.4 of Registrant’s Form 8-K filed December 21, 2005)

10.7	Prepayment Agreement dated June 13, 2005 between the Registrant and Pursuit Holdings, LLC (incorporated by reference to Exhibit 99.1 of Registrant’s Form 8-K filed July 21, 2005)

10.8	Second Amended and Restated Registration Rights Agreement December 22, 2005 between the Registrant and Pursuit Holdings, LLC (incorporated by reference to Exhibit 99.2 of Registrant’s Form 8-K filed December 23, 2005)

10.9	Promissory Note dated April 13, 2005 to Stephen Luke (incorporated by reference to Exhibit 10.13 of Registrant’s Form 10-QSB for the quarter ended March 31, 2005)

10.10	Promissory Note dated April 13, 2005 to Darren Dierich (incorporated by reference to Exhibit 10.14 of Registrant’s Form 10-QSB for the quarter ended March 31, 2005)

10.11	Promissory Note dated April 25, 2005 to JPMorgan Chase Bank, N.A. (incorporated by reference to Exhibit 10.15 of Registrant’s Form 10-QSB for the quarter ended March 31, 2005)

10.12	Nationwide Financial Solutions, Inc. 2005 Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of Registrant’s Form 8-K filed October 11, 2005)

10.13	Promissory Note dated November 11, 2005 to Pursuit Capital, LLC (incorporated by reference to Exhibit 10.1 of Registrant’s Form 8-K filed November 15, 2005)

10.14	Security Agreement between the Registrant and Pursuit Capital, LLC dated November 11, 2005 to Pursuit Capital, LLC (incorporated by reference to Exhibit 10.2 of Registrant’s Form 8-K filed November 15, 2005)

10.15	Stock Purchase Agreement dated as of December 9, 2005 among the Registrant, Bay Capital Corporation, Paul Bekman, Arlene Bekman, Ben Lyons, Sherry A. Lyons, Stewart Sachs (individually and as Stockholders’ Representative) and Nadine Sachs (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 10-QSB for the quarter ended December 31, 2005)

10.16	Promissory Note of Allstate Home Loans, Inc. dated December 19, 2005 (incorporated by reference to Exhibit 99.1 of Registrant’s Form 8-K filed December 23, 2005)

10.17	Personal Guaranty of Gregg Shanberg in favor of the Registrant dated as of December 19, 2005 (incorporated by reference to Exhibit 99.2 of Registrant’s Form 8-K filed December 23, 2005)

23.1	Consent of Farber Hass Hurley & McEwen, independent auditors

23.2	Consent of Lionel Sawyer & Collins (see 5.01 above)

24.1	Powers of Attorney (included on signature page)

ITEM 28. UNDERTAKINGS

          The Registrant hereby undertakes:

(a) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(c) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

(d) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on March 15, 2006.

Nationwide Financial Solutions, Inc.

By:	/s/ STEPHEN G. LUKE ———————————— Stephen G. Luke, Chief Executive Officer

          We, the below signed directors of Nationwide Financial Solutions, Inc., do hereby constitute and appoint Stephen G. Luke and Darren R. Dierich and each of them our true and lawful attorney in fact and agent to do any and all acts and things in our name in the capacities indicated which he may deem necessary or advisable to enable the company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement, including specifically, but not limited to, the power and authority to sign for us, or any of us in our names in the capacities indicated and any and all amendments (including post-effective amendments) to this Registration Statement; and we do hereby ratify and confirm all that he shall do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on March 15, 2006.

Signature	Title

/s/ STEPHEN G. LUKE —————————————— Stephen G. Luke	Chief Executive Officer, President and Chairman of the Board of Directors (Principal Executive Officer)

/s/ DARREN R. DIERICH —————————————— Darren R. Dierich	Chief Financial Officer (Principal Financial and Accounting Officer), Secretary and Director

/s/ ERNEST G. ALLDREDGE —————————————— Ernest G. Alldredge	Director

/s/ MICHAEL A. JENKINS —————————————— Michael A. Jenkins	Director